   As filed with the Securities and Exchange Commission on June 20, 2002

                                                      Registration No. 333-85152
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ------------

                            Amendment No. 2 to

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                 ------------

                        UNITED STATES STEEL CORPORATION
             (Exact name of registrant as specified in its charter)

        Delaware                     3312                    25-1897152
                               (Primary Standard          (I.R.S. Employer
     (State or other              Industrial            Identification No.)
     jurisdiction of          Classification Code
    incorporation or                Number
      organization)

                                600 Grant Street
                      Pittsburgh, Pennsylvania 15219-2800
                                 (412-433-1121)
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ------------

                              Dan D. Sandman, Esq.
             Vice Chairman and Chief Legal & Administrative Officer
                                600 Grant Street
                      Pittsburgh, Pennsylvania 15219-2800
                                 (412) 433-1121
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                 ------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $535,000,000

                        United States Steel Corporation
[LOGO OF USS]

                               Offers to Exchange

                10 3/4% Senior Exchange Notes Due August 1, 2008

                                    For its

                    10 3/4% Senior Notes Due August 1, 2008

                     (Cusip Nos. 91263 PAA3 and U9118QAA7)

                                 ------------

   This exchange offer will expire at 5:00 p.m. Eastern (U.S.) time on July   ,
2002, unless extended by us.

   We are offering to exchange our 10 3/4% Senior Exchange Notes Due August 1, 2008 (the "Exchange Notes") that have been registered under the Securities Act of 1933, as amended, in exchange for an equal par value face amount of our outstanding unregistered 10 3/4% Senior Notes Due August 1, 2008 that were issued in July and September of 2001 (the "Outstanding Notes").

   The terms of the exchange are subject to the conditions described in this prospectus.

   Consider the risk factors beginning on page 10 of this prospectus carefully.

   There is no active public trading market for the Outstanding Notes. We do not intend to apply for listing of the Exchange Notes on any domestic securities exchange or seek approval for quotation through any automated quotation system.

   United States Steel Corporation ("USS") produces, transports and sells steel mill products, coke, taconite pellets and coal in the United States and, through its subsidiary U. S. Steel Kosice, produces and sells steel in Central Europe.

   The Exchange Notes will be issued in denominations of $1,000. We will pay interest on the Exchange Notes each August 1 and February 1. The first interest payment will be due on August 1, 2002 with interest payable from the February 1, 2002 payment of interest on the Outstanding Notes. We may redeem up to 35% of the aggregate principal amount of the Exchange Notes before August 1, 2004 with net proceeds that we raise in public equity offerings at a redemption price equal to 110.75% of the principal amount of the Exchange Notes being redeemed plus accrued interest.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   Each broker-dealer that receives Exchange Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the expiration of this exchange offer (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. A broker-dealer may not participate in the exchange offer with respect to Outstanding Notes acquired other than as a result of market-making activities or trading activities. See "Plan of Distribution."

                 The date of this Prospectus is June [ ], 2002.

                               TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.........................................  ii
SUMMARY.....................................................................   1
RISK FACTORS................................................................  10
USE OF PROCEEDS.............................................................  20
TERMS OF THE EXCHANGE.......................................................  21
DESCRIPTION OF THE NOTES....................................................  31
CERTAIN TAX CONSIDERATIONS..................................................  70
PLAN OF DISTRIBUTION........................................................  71
VALIDITY OF EXCHANGE NOTES..................................................  72
EXPERTS.....................................................................  72

   We have not authorized anyone to provide you with information that is different from the information contained in this prospectus or to which we have referred you.

                      WHERE YOU CAN FIND MORE INFORMATION

   United States Steel Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also accessible through the Internet at the SEC's website at http://www.sec.gov and on our website at http://www.ussteel.com.

   The SEC allows us to "incorporate by reference" into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the following documents and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering:

     (a) USS' Annual Report on Form 10-K for the year ended December 31,
  2001;

     (b) USS' Proxy Statement on Schedule 14A dated March 11, 2002;

     (c) USS' Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, and

     (d) USS' Current Reports on Form 8-K dated February 8, March 1, April 10, April 26, May 14, May 17, and June 4, 2002.


   Any statement contained in a document incorporated by reference to this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

   The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person by first-class mail, without charge, upon written or oral request. Any request for documents should be made by June , 2002 to ensure timely delivery of the documents prior to the expiration date of the exchange offer.

   Requests for documents should be directed to:

                        United States Steel Corporation
                              Shareholder Services
                           600 Grant Street, Room 611
                      Pittsburgh, Pennsylvania 15219-2800
                                 (412) 433-4801
                           (866) 433-4801 (toll free)
                              (412) 433-4818 (fax)

                                    SUMMARY

   The following is a summary of material information regarding United States Steel and this exchange offer. More detailed information concerning these matters appears elsewhere in this prospectus and the information in documents incorporated by reference in this prospectus. Reference is made to "Risk Factors" for a discussion of certain issues that should be considered in evaluating an investment in the Notes.


                                  Our Company

   We are the largest integrated steel producer in North America. Integrated steel producers make steel from iron ore, unlike mini-mills that mostly melt scrap to make steel products. We have a broad product mix with particular focus on value-added products and serve customers in the automotive, appliance, distribution and service center, industrial machinery and construction industries. We currently have annual steel-making capability of 17.8 million tons through our four integrated steel mills. In addition, we have a diversified mix of assets that provide us with a varied stream of revenues.

   We operate three integrated steel mills and six finishing facilities in North America and produce, transport and sell a variety of sheet, tin, plate and tubular products, as well as coke, iron ore and coal. We participate in several joint ventures engaged in steel processing and finishing. We also participate in the real estate, resource management, and engineering and consulting services businesses. We have a significant market presence in each of our major product areas and have long-term relationships with many of our major customers. We have annual steel-making capability in the U.S. of 12.8 million tons through Gary Works in Indiana, Mon Valley Works in Pennsylvania, and Fairfield Works in Alabama. We operate finishing facilities in those three states and Ohio. We are the largest domestic producer of seamless oil country tubular goods and one of the two largest producers of tin mill products in North America. We produce most of the iron ore and coke and a portion of the coal we use as raw materials in our steel-making process.

   In November 2000, we acquired U.S. Steel Kosice, s.r.o. ("USSK"), headquartered in Kosice in the Slovak Republic, the largest flat-rolled producer in Central Europe. USSK has annual steel-making capability of 5.0 million tons and produces and sells sheet, tin, plate, precision tube and specialty products, as well as coke. The acquisition of USSK has enabled us to establish a low-cost manufacturing base in Europe and better positioned us to serve our global customers.

   Before December 31, 2001 our businesses were owned by USX Corporation. USX had two outstanding classes of common stock: USX-Marathon Group common stock, that was intended to reflect the performance of USX's energy business, and USX-
U. S. Steel Group common stock, that was intended to reflect the performance of USX's steel business. On December 31, 2001, in a series of transactions that we call the Separation, each share of USX-U. S. Steel Group common stock was converted into the right to receive one share of our stock and USX changed its name to Marathon Oil Corporation ("Marathon"). As a consequence of the Separation, we became a separate publicly owned corporation. The Original Notes were issued prior to Separation when we were a Delaware limited liability company named United States Steel LLC.

   The net assets of United States Steel Corporation after Separation were approximately the same as the net assets attributed to Steel Stock at the time of the Separation, except for a $900 million value transfer (the "Value Transfer") in the form of additional net debt and other obligations retained by Marathon.

   In connection with the Separation, we entered into a series of agreements with Marathon governing our relationship after the Separation and providing the allocation of tax and certain other liabilities and obligations arising from periods prior to the Separation. These agreements included a financial matters agreement under which we assumed obligations relating to industrial development bonds, leases and guarantee obligations totaling approximately $692 million and a tax sharing agreement that deals with tax matters and sharing of taxes arising prior to Separation.

   United States Steel Corporation is a Delaware corporation. Our principal offices are at 600 Grant Street, Pittsburgh PA 15219-2800 and our telephone number is (412) 433-1121. References in this prospectus to the "Company," "United States Steel," "USS," "we," "us" and "our" are to United States Steel Corporation and its subsidiaries.

                                  The Exchange

   The following brief summary contains the material terms of this exchange offer. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the Exchange Notes, see "Description of the Notes."

Exchange....................  Up to $535 million aggregate principal amount
                              10 3/4% Senior Exchange Notes Due August 1,
                              2008 (the "Exchange Notes") that have been registered under the Securities Act of 1933, as amended, in exchange for an equal par value face amount of our outstanding unregistered 10 3/4% Senior Notes Due August 1, 2008 that were issued in July and September 2001 (the "Outstanding Notes"). We will refer to the Outstanding Notes not exchanged in this exchange offer and the Exchange Notes issued pursuant to this exchange offer collectively as the "Notes."

                              We entered into a registration rights agreement with the initial purchasers of the Outstanding Notes in which we agreed to deliver you this prospectus and we agreed to complete the exchange offer. You are entitled to exchange in the exchange offer your Outstanding Notes for Exchange Notes that have terms identical in all material respects to the Outstanding Notes except that:

                              . the Exchange Notes have been registered under the Securities Act;

                              . the Exchange Notes are not entitled to certain registration rights that are applicable to the Outstanding Notes under, and will not be covered by, the registration rights agreement; and

                              . the Exchange Notes will not be subject to certain additional cash interest provisions described in "Description of the Notes-- Registered Exchange Offer; Registration Rights."

Expiration; Withdrawal of     5:00 p.m. Eastern (U.S.) time on July   ,
Tenders.....................  2002, unless extended. We do not currently intend to extend the Expiration Date. A
                              tender of Outstanding Notes in the exchange offer may be withdrawn at any time prior to the Expiration Date. Any Outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Resales.....................  Based on an interpretation by the staff of the
                              SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued pursuant to the exchange offer for Outstanding Notes may be offered for resale, resold or otherwise transferred by you, unless you are an "affiliate" of USS within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the Exchange Notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

                              Each participating broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer in exchange for Outstanding Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. See "Plan of Distribution."

                              Any holder of Outstanding Notes who:

                              .  is an affiliate of USS;

                              .  does not acquire Exchange Notes in the
                                 ordinary course of its business; or

                              .  tenders in the Exchange Offer with the
                                 intention of participating, or for the purpose of participating, in a distribution of Exchange Notes.

                              cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes.

Certain Conditions to the
Exchange Offer..............
                              The exchange offer is subject to customary conditions, which we may waive. Please read the section captioned "Terms of the Exchange--Certain Conditions to the Exchange Offer" of this prospectus for more information regarding the conditions to the exchange offer.

Effects on Holders of
Outstanding Notes...........
                              As a result of the making of, and upon acceptance for exchange of all validly tendered Outstanding Notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant in the registration rights agreement at the time of the issuance of the Outstanding Notes and, accordingly, there will be no increase in the interest rate on the Outstanding Notes as described in the registration rights agreement. If you are a holder of Outstanding Notes and you do not tender your Outstanding Notes in the exchange offer, you will continue to hold the Outstanding Notes and will be entitled to all the rights and limitations applicable to the Outstanding Notes in the indenture relating to the Notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

                              To the extent that Outstanding Notes are tendered and accepted in this exchange offer, the trading market for the Outstanding Notes could be adversely affected.

Consequences of Failure to    All untendered Outstanding Notes will continue to
Exchange....................  be subject to the restrictions on transfer provided for in the Outstanding Notes and in the indenture. In general, the Outstanding Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the Outstanding
                              Notes under the Securities Act.

Certain Tax                   The exchange of Outstanding Notes for Exchange
Considerations..............  Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See
                              "Certain Tax Considerations."

Use of Proceeds.............  We will not receive any cash proceeds from the issuance of Exchange Notes pursuant to the exchange offer.

Exchange Agent..............  The Bank of New York is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in this prospectus.

                             Procedure for Exchange

   If you would like to receive Exchange Notes for your Outstanding Notes, complete the letter of transmittal accompanying this prospectus and deliver the completed letter to the Exchange Agent at the following address:

                                 Bank of New York
                            Corporate Trust Department
                                Reorganization Unit
                            15 Broad Street--16th Floor
                               New York, N.Y. 10007
                             Attn: Mr. Bernard Arsenec

Delivery....................  You must also deliver the Outstanding Notes and any other required documents to the Exchange
                              Agent at the addresses set forth above. If you hold Outstanding Notes through The Depository Trust Company ("DTC") and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

                              .  any Exchange Notes you receive will be
                                 acquired in the ordinary course of your
                                 business;

                              . you have no arrangement or understanding with any person or entity to participate in a distribution of the Exchange Notes;

                              . if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of those Exchange Notes; and

                              . you are not an "affiliate," as defined in Rule 405 of the Securities Act, of USS.

Special Procedures for
Beneficial Owners...........
                              If you are a beneficial owner of Outstanding
                              Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender the Outstanding Notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the accompanying letter of transmittal and delivering your Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed before the Expiration Date.

Guaranteed Delivery           If you wish to tender your Outstanding Notes and
Procedures..................  your Outstanding Notes are not immediately available or you cannot deliver your Outstanding
                              Notes, the accompanying letter of transmittal or any other documents required by the accompanying letter of transmittal or comply with the applicable procedures under DTC's Automated
                              Tender Offer Program before the Expiration Date, you must tender your Outstanding Notes according to the guaranteed delivery procedures set forth in this prospectus under "Terms of the Exchange--
                              Guaranteed Delivery Procedures."

   Please see "Terms of the Exchange" for detailed instructions on how to obtain Exchange Notes for your Outstanding Notes.

                                   The Notes

Issuer......................  United States Steel Corporation.

Maturity....................  August 1, 2008. There is no amortization or sinking fund to cover the principal of or interest on the Notes.

Interest Payment Dates......  Interest will be payable in cash on August 1 and February 1 of each year. The first
                              interest payment on the Exchange Notes will be August 1, 2002 with interest payable from the February 1, 2002 payment of interest on the Outstanding Notes.

Ranking.....................  The Notes will rank equally in right of payment with all of the existing and future senior unsecured indebtedness of United States Steel and will rank senior in right of payment to all of its future subordinated indebtedness.

                              At March 31, 2002, United States Steel had capital leases totaling $89 million and $521 million of senior unsecured indebtedness ranking equal to the Notes, together with USSK's $325 million loan with a group of financial institutions, which is non-recourse to United States Steel. United States Steel has no subordinated indebtedness currently outstanding.

Senior Unsecured Debt         The Notes are currently rated Ba3 by Moody's
Ratings.....................  Investors Service, Inc. ("Moody's") and BB by
                              Standard & Poor's Rating Services ("S&P").

                              As of December 31, 2001, Moody's assigned a corporate credit rating of Ba3 to United States Steel with negative implications. On May 17, 2002, S&P affirmed its BB corporate credit rating for United States Steel and removed the negative implications and replaced it with a stable outlook.

Optional Redemption.........  At any time prior to August 1, 2004, we may redeem up to 35% of the aggregate principal amount of the Notes with the proceeds of public offerings of certain of our capital stock at a redemption price of 110.75% of the principal amount plus accrued interest.

Change of Control Offer.....  Upon a change of control (as defined under
                              "Description of Notes"), we will be required to make an offer to purchase the Notes. The purchase price will equal 101% of the principal amount of the Notes plus accrued interest.

Certain Covenants...........  The indenture governing the Notes contains covenants that limit the ability of United States Steel and all or some of its subsidiaries to:

                              .  issue or sell capital stock of subsidiaries;

                              .  engage in transactions with affiliates;

                              .  create liens on their assets to secure
                                 indebtedness;

                              .  transfer or sell assets;

                              . restrict dividend or other payments to United States Steel from its subsidiaries; and

                              .  incur debt

                              .  consolidate, merge or transfer all or
                                 substantially all of United States Steel's assets and the assets of its subsidiaries.

                              These covenants are subject to a number of important exceptions and qualifications, which are described in the "Description of the Notes" section of this prospectus.

Investment Grade Fall-Away
Covenants...................  Following the first day that:

                              . the Notes shall have an investment grade rating from both Standard & Poor's and Moody's; and

                              . no default has occurred and is continuing under the Indenture,

                              United States Steel will no longer be subject to certain of the covenants referred to above unless and until one of Standard & Poor's and Moody's either withdraws its rating or downgrades the rating of the Notes below investment grade.

Amendments and Waivers......  Except for specified amendments, the indenture may be amended with the consent of the holders of a majority of the principal amount of the Notes then outstanding.

Guarantee...................
                              The Guarantee of the Original Notes by USX
                              Corporation by its terms expired upon the Separation and USX Corporation, now named Marathon Oil Corporation, has no liability with respect to the Notes.

Co-Obligor..................  On January 2, 2002, United States Steel Financing
                              Corp., which was co-obligor of the Original
                              Notes, was merged into United States Steel
                              Corporation.

Absence of a Public Market
for the Exchange Notes......
                              The Exchange Notes generally will be freely transferable but will also be new securities for which there will not initially be a market. It is not certain whether a market for the Exchange Notes will develop or whether any such market would provide a significant degree of liquidity. We do not intend to apply for a listing of the Exchange Notes on any domestic securities exchange or seek approval for quotation through any automated quotation system.

                   Summary Consolidated Financial Information

   Prior to December 31, 2001, the businesses of United States Steel comprised an operating unit of Marathon. Marathon had two outstanding classes of common stock: USX-Marathon Group common stock, which was intended to reflect the performance of Marathon's energy business, and USX-U. S. Steel Group common stock ("Steel Stock"), which was intended to reflect the performance of Marathon's steel business. On December 31, 2001, United States Steel was capitalized through the issuance of 89.2 million shares of common stock to holders of Steel Stock in exchange for all outstanding shares of Steel Stock on a one-for-one basis (the "Separation").

   The following table sets forth summary financial data for United States Steel. Consolidated balance sheet data as of December 31, 2001 and March 31, 2002 and statement of operations data for the first quarter ended March 31, 2002 reflect United States Steel as a separate, stand-alone entity. All other balance sheet and statement of operations data in the table below represent a carve-out presentation of the businesses comprising United States Steel, and are not intended to be a complete presentation of the financial position or results of operations for United States Steel on a stand-alone basis. This information should be read in conjunction with the more detailed information and consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 and the additional reports and documents incorporated by reference in this prospectus.

                         First Quarter Ended
                              March 31,             Year Ended December 31,
                         -------------------   ------------------------------------
                           2002       2001      2001    2000    1999   1998   1997
                         ---------  ---------  ------  ------  ------ ------ ------
                              (Dollars in millions except per share data)
Statement of Operations
 Data:
  Revenues and other
   income(1)............    $1,434     $1,564  $6,375  $6,132  $5,470 $6,477 $7,156
  Income (loss) from
   operations...........       (61)      (101)   (405)    104     150    579    773
  Income (loss) before
   extraordinary
   losses...............       (83)         9    (218)    (21)     51    364    452
  Net income (loss).....       (83)         9    (218)    (21)     44    364    452
Per Common Share Data:
  Income (loss) before
   extraordinary
   losses(2)--
   basic and diluted....    $(0.93)    $(0.10) $(2.45) $(0.24) $ 0.57 $ 4.08 $ 5.07
  Net income (loss)(2)--
   basic and diluted....     (0.93)     (0.10)  (2.45)  (0.24)   0.49   4.08   5.07
  Dividends paid(3).....      0.05       0.25     .55    1.00    1.00   1.00   1.00
Balance Sheet Data--as
 of Period End
  Total assets..........    $8,271     $8,626  $8,337  $8,711  $7,525 $6,749 $6,694
  Capitalization:
    Notes payable....... $     --   $     164  $  --   $   70  $  --  $   13 $   13
    Long-term debt,
     including amount
     due within one
     year(4)............     1,465      2,072   1,466   2,375     915    476    510
    Preferred stock of
     subsidiary.........       --          66     --       66      66     66     66
    Trust preferred
     securities.........       --         183     --      183     183    182    182
    Equity..............     2,439      1,901   2,506   1,919   2,056  2,093  1,782
                         ---------  ---------  ------  ------  ------ ------ ------
      Total
       capitalization...    $3,904     $4,386  $3,972  $4,613  $3,220 $2,830 $2,553
                         =========  =========  ======  ======  ====== ====== ======

--------------------
(1) Consists of revenues, dividend and investee income (loss), net gains on disposal of assets, gain on investee stock offering and other income
    (loss).
(2) Earnings per share for for the first quarter ended March 31, 2002 is based on the weighted average outstanding common shares during the quarter. Earnings per share for all other periods presented is based on the outstanding common shares at December 31, 2001 as a result of the Separation and the initial capitalization of United States Steel on that date.
(3) Dividends paid per share for all periods presented, except for the first quarter ended March 31, 2002, represents amounts paid on USX-U. S. Steel Group common stock.
(4) The increase in equity and the decrease in long-term debt, preferred stock of subsidiary and trust preferred securities from December 31, 2000 to 2001 and from March 31, 2001 to 2002 were primarily due to transactions related to the Separation, including the $900 million value transfer. The increase in long-term debt from December 31, 1999 to 2000 was primarily due to cash used in operating activities of $627 million (including $500 million in elective funding to a voluntary employee benefit trust) and the $325 million of debt included in the acquisition of USSK.

                       Ratio of Earnings to Fixed Charges

                                  (Unaudited)

                                First Quarter Ended
                                     March 31,        Year Ended December 31,
                                -------------------   ------------------------
                                  2002       2001     2001 2000 1999 1998 1997
                                ---------  ---------  ---- ---- ---- ---- ----
Ratio of earnings to fixed
 charges.......................       (a)        (b)  (c)  1.13 2.33 5.89 5.39

--------------------
(a) Earnings did not cover fixed charges by $96 million.

(b) Earnings did not cover fixed charges by $133 million.

(c) Earnings did not cover fixed charges by $586 million.

                                  RISK FACTORS

   You should carefully consider the following risk factors and the other information contained elsewhere or incorporated by reference in this prospectus before making an investment decision.

                         Risks Related to Our Business

Overcapacity in the steel industry may negatively affect our production levels and shipments.

   There is an excess of global steel-making capacity over global consumption of steel products. This has caused shipment and production levels for our domestic operations to vary from year to year and quarter to quarter, affecting our results of operations and cash flows. Over the past five years, our domestic steel shipments have varied from a high of 11.6 million net tons in 1997 to a low of 9.8 million net tons in 2001. Production levels as a percentage of capacity have ranged from a high of 96.5% in 1997 to a low of 78.9% in 2001. Many factors influence these results, including demand in the domestic market, international currency conversion rates and domestic and international government actions.

Our business is cyclical. Future economic downturns, a stagnant economy or currency fluctuations may adversely affect our business, results of operations and financial condition.

   Demand for most of our products is cyclical in nature and sensitive to general economic conditions. Our business supports cyclical industries such as the automotive, appliance, construction and energy industries. As a result, future downturns in the U.S. or European economy or any of these industries could adversely affect our results of operations and cash flows.

   Because we and other integrated steel producers generally have high fixed costs, reduced volumes result in operating inefficiencies, such as those experienced in 2001. Over the past five years, our net income has varied from a high of $452 million in 1997 to a loss of $218 million in 2001 as our domestic steel shipments have varied from a high of 11.6 million net tons in 1997 to a low of 9.8 million net tons in 2001. Future economic downturns, a stagnant economy or currency fluctuations may adversely affect our business, results of operations and financial condition.

We have a substantial amount of indebtedness and other obligations, which could limit our operating flexibility and otherwise adversely affect our financial condition.

   As of March 31, 2002, we were liable for indebtedness of approximately $1.5 billion. This does not include obligations of Marathon for which we are contingently liable and that are not recorded on our balance sheet. As of March 31, 2002, such obligations of Marathon were approximately $344 million. We may incur other obligations for working capital, refinancing of a portion of the $1.5 billion referred to above or for other purposes. This substantial amount of indebtedness and related covenants could limit our operating flexibility and could otherwise adversely affect our financial condition.

   Our high degree of leverage could have important consequences to you, including the following:

  . our ability to satisfy our obligations with respect to the Notes, and any other debt securities or preferred stock may be impaired in the future;

  . it may become difficult for us to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions or general corporate or other purposes in the future;

  . a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

  . some of our borrowings are and are expected to be at variable rates of interest (including borrowings under our inventory credit facility), which will expose us to the risk of increased interest rates;

  . the sale prices, costs of selling receivables and amounts available under our accounts receivable program fluctuate due to factors that include the amount of eligible receivables available, the costs of the commercial paper funding and our long-term debt ratings; and

  . our substantial leverage may limit our flexibility to adjust to changing economic or market conditions, reduce our ability to withstand competitive pressures and make us more vulnerable to a downturn in general economic conditions.

   Indebtedness we may incur in the future may exacerbate the consequences described above and could have other important consequences.

Our business requires substantial debt service, capital investment, operating lease and maintenance expenditures that we may be unable to fulfill.

   With approximately $1.5 billion of debt outstanding as of March 31, 2002, we have substantial debt service requirements. Based on this outstanding debt, our combined principal and interest payments will average approximately $150 million annually over the next five years. At March 31, 2002, USS had approximately $140 million of variable rate debt outstanding, therefore, a 1% annualized increase in interest rates would increase annual debt service requirements by approximately $1.4 million. We are also required to make payments of $37.5 million to VSZ, a.s. in each of 2002 and 2003 in connection with our acquisition of USSK. Our operations are capital intensive. For the five-year period ended December 31, 2001, total capital expenditures were $1.4 billion, and we plan capital expenditures of about $260 million in 2002 not including: (1) the 2002 payment to VSZ and (2) approximately $30 million of equipment that we plan to lease under operating leases in accordance with our historical practices. As of December 31, 2001, we were obligated to make aggregate lease payments of $325 million under operating leases over the next five years. Our business also requires substantial expenditures for routine maintenance.

   We have contingent obligations consisting of indemnity obligations under active surety bonds totaling approximately $255 million, guarantees of approximately $32 million of indebtedness for unconsolidated entities and commitments under take or pay arrangements of approximately $101 million. As the general partner of the Clairton 1314B Partnership, L.P., we are obligated to fund cash shortfalls incurred by that partnership but may withdraw as the general partner if we are required to fund in excess of $150 million in operating cash shortfalls. As of March 31, 2002, we are also contingently liable for approximately $344 million of Marathon's debt and other obligations.

   Some of our operating lease agreements include contingent rental charges that are not determinable to any degree of certainty. These charges are primarily based on utilization of the power generation facility at our Gary Works location and operating expenses incurred related to our headquarters' office space. Recorded liabilities related to deferred income taxes, employee benefits and other liabilities that may have an impact on liquidity and cash flow in future periods are also not currently determinable.

   Our business may not generate sufficient operating cash flow or external financing sources may not be available in an amount sufficient to enable us to service or refinance our indebtedness or to fund other liquidity needs.

We have incurred operating and cash losses and will have fewer sources of cash, including cash from Marathon tax settlements.

   For the first quarter ended March 31, 2002, we had a loss from operations of $61 million and net cash used in operating activities was $181 million excluding the sale of $200 million of accounts receivables under our accounts receivable program.

   For the year ended December 31, 2001, we had a loss from operations of $405 million and net cash used in operating activities was $150 million excluding the income tax settlements received from Marathon. We may not realize positive operating income or cash flows from operations in the foreseeable future.

   Historically, we funded our negative operating cash flow through an increase in USX debt attributable to the U.S. Steel Group. Before the Separation, the USX tax allocation policy required the U. S. Steel Group and the Marathon Group to pay the other for tax benefits resulting from tax attributes that could not be utilized by the group to which those tax attributes were attributable on a stand-alone basis but which could be used on a consolidated, combined or unitary basis. The net amount of cash settlements made by Marathon to USS for prior years, subject to adjustment, was $819 million, $91 million and $(2) million in 2001, 2000 and 1999, respectively. These payments allowed USS to realize the cash value of its tax benefits on a current basis. If we generate losses or other tax attributes we can generally realize the cash value from them only if and when we generate enough taxable income in future years to use those tax losses or other tax attributes on a stand-alone basis. This delay in realizing tax benefits may adversely affect our cash flow.

   Because we are no longer owned by USX, we are not able to rely on USX for financial support or benefit from a relationship with USX to obtain credit. Our lower credit ratings have resulted in higher borrowing costs and make obtaining necessary capital more difficult.

The tight surety bond market may adversely impact our liquidity.

   We use surety bonds to provide financial assurance for certain transactions and business activities. The total amount of active surety bonds currently being used for financial assurance purposes is approximately $255 million. Recent events have caused major changes in the surety bond market including significant increases in surety bond premiums. These factors, together with our non-investment grade credit rating, have caused us to replace some surety bonds with other forms of financial assurance, and may require us to provide some form of collateral to the surety bond providers in order to keep bonds in place. The other forms of financial assurance or collateral could include financial instruments supported by either our receivables purchase agreement or inventory facility. The use of these types of financial instruments for financial assurance and collateral will have a negative impact on liquidity. During the second quarter of 2002, we expect approximately $100 million of liquidity sources to be used to provide financial assurance.

Imports of steel may depress domestic price levels and have an adverse effect on our results of operations and cash flows.

   Imports of steel into the United States constituted 24%, 27% and 26% of the domestic steel market demand for 2001, 2000 and 1999, respectively. We believe that steel imports into the United States involve widespread dumping and subsidy abuses, and that the remedies provided by United States law to private litigants are insufficient to correct these problems. Imports of steel involving dumping and subsidy abuses depress domestic price levels, and have an adverse effect upon our revenue, income and cash flows. Over the past five years, the average transaction prices for our domestic steel products have decreased from a high of $479 per net ton in 1997 to a low of $427 per net ton in 2001.

   The trade remedies announced by President Bush, under Section 201 of the Trade Act of 1974, on March 5, 2002 are intended to provide protection against imports from certain countries, but there are products and countries not covered and imports of these exempt products or of products from these countries may still have an adverse effect upon our revenues and income. The People's Republic of China has filed a challenge to President Bush's action with the World Trade Organization and other nations have indicated that they also intend to do so or to take other actions responding to the Section 201 remedies. On March 29, 2002, U. S. Steel joined other major producers of oil country tubular goods in filing unfair international trade cases against 14 countries. Imports of these products have increased more than 390 percent during the past two years. Thirteen countries remained subject to the proceedings following the withdrawal of the anti-dumping petition against Colombia. On May 10, 2002, the International Trade Commission made a negative preliminary injury determination. This action causes the investigations at both the International Trade Commission and the Department of Commerce to be terminated.


   These trade remedies may also prompt foreign governments to impose tariffs or other trade restrictions on steel products. Another possible effect of these remedies is that steel that might otherwise be imported into the United States may be sold into markets served by USSK. On December 20, 2001, the European Commission commenced an anti-dumping investigation concerning the import of hot-rolled coils and hot-rolled pickled and oiled coils from Slovakia and five other countries. In mid-February, USSK submitted a response to the anti-dumping questionnaire and an injury submission. The legislature of the European Union provides that the investigation should be concluded within one year from the date of initiation, but provisional measures may be imposed earlier. Such actions or additional imports might have an adverse effect on USSK's revenue, income and cash flows.

Many of our international competitors are larger and have higher credit ratings.

   Based on International Iron and Steel Institute statistics, we rank as the largest domestic integrated steel producer but, in 2000, were only the fourteenth largest steel producer in the world. Many of our larger competitors have investment grade credit ratings, and, because of their larger size and superior credit ratings, we may be at a disadvantage in competing with them. Terms of our indebtedness contain covenants that may also limit our ability to participate in consolidations.

Competition from mini-mill producers has contributed to lost market share and could have an adverse effect on our selling prices and shipment levels.

   Domestic integrated producers, such as USS, have lost market share in recent years to domestic mini-mill producers. Mini-mills produce steel by melting scrap in electric furnaces. Although mini-mills generally produce a narrower range of steel products than integrated producers, they typically enjoy competitive advantages such as lower capital expenditures for construction of facilities, lower raw material costs and non-unionized work forces with lower employment costs and more flexible work rules. An increasing number of mini-mills utilize thin slab casting technology to produce flat-rolled products. Through the use of thin slab casting, mini-mill competitors are increasingly able to compete directly with integrated producers of flat-rolled products, especially hot-rolled and plate products. Depending on market conditions, the additional production generated by flat-rolled mini-mills could have an adverse effect on our selling prices and shipment levels. Mini-mills entered the flat-rolled product market around 1990. Although we cannot determine how much competition from mini-mills has affected our market share, based on statistics supplied by the American Iron and Steel Institute, we believe our domestic flat-rolled market share has dropped from 19.4% in 1990 to 13.3% in 2001.

Competition from other materials may negatively affect our results of operations.

   In many applications, steel competes with other materials, such as aluminum, cement, composites, glass, plastic and wood. Additional substitutes for steel products could adversely affect future market prices and demand for steel products.

High energy costs adversely impact our results of operations.

   Our operations consume large amounts of energy and we consume significant amounts of natural gas. Domestic natural gas prices increased from an average of $2.27 per million BTU in 1999 to an average of $4.96 per million BTU in 2001. At normal annual consumption levels, a $1.00 per million BTU change in domestic natural gas prices would result in an estimated $50 million change in our annual domestic pretax operating costs.

Environmental compliance and remediation could result in substantially increased capital requirements and operating costs.

   Our domestic businesses are subject to numerous federal, state and local laws and regulations relating to the protection of the environment. These laws are constantly evolving and becoming increasingly stringent. The ultimate impact of complying with existing laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision. These environmental laws and regulations, particularly the Clean Air Act, could result in substantially increased capital, operating and compliance costs. We are also involved in a number of environmental remediation projects at both former and present operating locations and are involved in a number of other remedial actions under federal and state law. Our worldwide environmental expenditures were $231 million in 2001, $230 million in 2000 and $253 million in 1999. For more information see "Management's Discussion and Analysis of Environmental Matters, Litigation and Contingencies" in our Annual Report on Form 10-K for the year ended December 31, 2001 and subsequent filings.

   We believe all of our domestic steel competitors are subject to similar environmental laws and regulations. The specific impact on each competitor may vary, however, depending upon a number of factors, including the age and location of operating facilities, production processes (such as a mini-mill versus an integrated producer) and the specific products and services it provides. To the extent that competitors, particularly foreign steel producers and manufacturers of competitive products, are not required to undertake equivalent costs, our competitive position could be adversely impacted.

   USSK is subject to the laws of the Slovak Republic. The environmental laws of the Slovak Republic generally follow the requirements of the European Union, which are comparable to domestic standards.

Our retiree employee health care and retiree life insurance costs are higher than those of many of our competitors.

   We maintain defined benefit retiree health care and life insurance plans covering substantially all domestic employees upon their retirement. Health care benefits are provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, both subject to various cost-sharing features. Life insurance benefits are provided to nonunion retiree beneficiaries primarily based on employees' annual base salary at retirement. For domestic union retirees, benefits are provided for the most part based on fixed amounts negotiated in labor contracts with the appropriate unions. As of December 31, 2001, United States Steel reported an unfunded obligation for these benefit obligations in the amount of $1.8 billion and recorded $129 million in related costs during the year. Mini-mills, foreign competitors and many producers of products that compete with steel provide lesser benefits to their employees and retirees and this difference in costs could adversely impact our competitive position.

Bankruptcies of domestic competitors have lowered their operating costs.

   Since 1998, more than 30 domestic steel companies have sought protection under Chapter 11 of the United States Bankruptcy Code, including National Steel Corporation. Many of these companies have continued to operate. Some have reduced prices to maintain volumes and cash flow and obtained concessions from their labor unions and suppliers. In some cases, they have even expanded and modernized while in bankruptcy. Upon emergence from bankruptcy, these companies, or new entities that purchase their facilities through the bankruptcy process, may be relieved of certain environmental, retiree and other obligations. As a result, they are able to operate with lower costs. On April 12, 2002 International Steel Group Inc. acquired the principal steelmaking and steel finishing assets of LTV and announced that it intended to resume operation of integrated flat rolled steel plants in Cleveland, OH and East Chicago, IN and a finishing plant in Hennepin, IL.


Many lawsuits have been filed against us involving asbestos-related injuries which could have a material adverse effect on our financial position.

   We are a defendant in a large number of cases in which approximately 18,000 claimants allege injury resulting from exposure to asbestos. Nearly all of these cases involve multiple defendants. These claims fall into three major groups: (1) claims made under certain federal and general maritime law by employees of the Great Lakes Fleet or Intercoastal Fleet, former operations of USS; (2) claims made by persons who performed work at USS facilities; and (3) claims made by industrial workers allegedly exposed to an electrical cable product formerly manufactured by USS. To date all actions resolved have been either dismissed or resolved for immaterial amounts. In 2001, we disposed of claims from approximately 11,300 claimants with aggregate total payments of less than $200,000 and approximately 10,000 new claims were filed. It is not possible to predict with certainty the outcome of these matters; however, based upon present knowledge, management believes that it is unlikely that the resolution of the remaining actions will have a material adverse effect on our financial condition. Among the factors that management considered in reaching this conclusion are: (1) that USS has been subject to a total of approximately 32,000 asbestos claims over the last twelve years that have been administratively dismissed due to the failure of the claimants to present any medical evidence supporting their claims, (2) that over the last several years the total number of pending claims has remained steady, (3) that it has been many years since USS employed maritime workers or manufactured electrical cable and (4) USS's history of trial outcomes, settlements and dismissals. This statement of belief is a forward-looking statement. Predictions as to the outcome of pending litigation are subject to substantial uncertainties with respect to (among other things) factual and judicial determinations, and actual results could differ materially from those expressed in this forward-looking statement.

Our international operations expose us to uncertainties and risks from abroad, which could negatively affect our results of operations.

   USSK, located in the Slovak Republic, constitutes 28% of our total raw steel capability and accounted for 17% of revenue for 2001. USSK exports about 80% of its products, with the majority of its sales being to other European countries. USSK is affected by the worldwide overcapacity in the steel industry and the cyclical nature of demand for steel products and that demand's sensitivity to worldwide general economic conditions. In particular, USSK is subject to economic conditions and political factors in Europe, which if changed could negatively affect its results of operations and cash flow. Political factors include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, increased regulation and protectionist measures. USSK is also subject to foreign currency exchange risks because its revenues are primarily in euro-denominated currencies and its costs are primarily in Slovak Korunas and United States dollars.

The terms of our indebtedness and our accounts receivable program contain restrictive covenants, cross default, cross-acceleration and other provisions that may limit our operating flexibility.

   The Notes impose significant restrictions on us such as the following:

  . Limits on additional borrowings, including limits on the amount of borrowings secured by inventories or accounts receivable;

  .  Limits on sale/leasebacks;

  . Limits on the use of funds from asset sales and sale of the stock of subsidiaries; and

  . Restrictions on our ability to invest in joint ventures or make certain acquisitions.

   We also have a revolving credit agreement secured by inventory that imposes additional restrictions on us including the following:

  . Effective September 30, 2002, we must meet an interest coverage ratio of at least 2 to 1, and effective March 31, 2003, that ratio must be at least 2.5 to 1;

  . We must meet leverage ratios (total debt to operating cash flow) of no more than 6 to 1 beginning on September 30, 2002 through December 30, 2002, 5.5 to 1 through March 30, 2003, 5 to 1 through June 29, 2003, 4.5 to 1 through September 29, 2003, 4 to 1 through March 30, 2004 and 3.75 to 1 thereafter;

  .  Limitations on capital expenditures; and

  .  Restrictions on investments.

   The accounts receivable program terminates on the occurence and failure to cure certain events, including, among others:

  . certain defaults with respect to the inventory facility and other debt obligations;

  . failure to maintain certain ratios related to the collectability of receivables; and

  . failure of the commercial paper conduits to extend their committments that currently expire on November 27, 2002.

   If these covenants are breached or if we fail to make payments under our material debt obligations or our receivables purchase agreement, creditors would be able to terminate their commitments to make further loans, declare their outstanding obligations immediately due and payable and foreclose on any collateral, and it may also cause a default under the Notes. Additional indebtedness that USS may incur in the future may also contain similar covenants, as well as other restrictive provisions. Cross-default and cross-acceleration clauses in our revolving credit facility, the Notes, the accounts receivable program and any future additional indebtedness could have an adverse effect upon our financial position and liquidity. Such defaults include provisions applicable to failure to make payments when due, failure to comply with the covenants described above and failure to pay judgments entered against USS (which may include any judgments resulting from the environmental and asbestos litigation matters described in this prospectus and the documents incorporated by reference).


   The sale prices, costs of selling receivables and amounts available under our accounts receivable program fluctuate due to factors that include the amount of eligible receivables available, costs of commercial paper funding and our long-term debt ratings. The amount available under our secured inventory facility fluctuates based on our eligible inventory levels.

   We are currently in compliance with all terms of our outstanding indebtedness. Under the terms of the Notes, additional debt of approximately $1.5 billion could have been incurred as of March 31, 2002. Of this amount, $200 million would be subordinate to the Notes and the remainder would rank equal to the Notes.

"Change in control" clauses require us to immediately purchase or repay debt.

   Upon the occurrence of "change in control" events specified in our existing Notes, inventory facility and various other loan documents, the holders of our indebtedness may require us to immediately purchase or repay that debt on less than favorable terms. We may not have the financial resources to make these purchases and repayments, and a failure to purchase or repay such indebtedness would trigger cross-acceleration clauses under the Notes and other indebtedness.

Our operations are subject to business interruptions and casualty losses that may adversely affect our cash flows.

   Steel-making, product marketing and raw material operations are subject to unplanned events such as explosions, fires, inclement weather, accidents and transportation interruptions. To the extent these events are not covered by insurance, our cash flows may be adversely impacted by such events.

Our business, financial condition and results of operations could be adversely impacted by strikes or work stoppages by our unionized employees.

   Subtantially all hourly employees of our domestic steel, coke and taconite pellet facilities are covered by a collective bargaining agreement with the United Steelworkers of America that expires in August 2004 and includes a no-strike provision. Other hourly employees (for example, those engaged in coal mining and transportation activities) are represented by the United Mine Workers of America, United Steelworkers of America and other unions. The majority of USSK employees are represented by a union and are covered by a collective bargaining agreement that expires in February 2004, and is subject to annual wage negotiations. Any potential strikes or work stoppages and the resulting adverse impact on our relationships with our customers could have a material adverse effect on our business, financial condition or results of operations. In addition, mini-mill producers and certain foreign competitors and producers of comparable products do not have unionized work forces. This may place us at a competitive disadvantage.

                    Risks Related to Proposed Consolidation

   On December 4, 2001, we announced our support for significant consolidation in the domestic integrated steel industry, contingent upon several factors, including: a strong remedy under Section 201 of the Trade Act of 1974 ("Section 201"), creation of a government-sponsored program that would provide relief from the industry's retiree legacy cost burden, and a progressive new labor agreement that would provide for meaningful reductions in operating costs. We have been engaged in discussions with other domestic integrated steel companies, elected officials governmental agencies and representatives of the United Steelworkers of America.

   On January 17, 2002, we entered into an option agreement with NKK Corporation of Japan. The agreement grants us an option to purchase, either directly or through a subsidiary, all of NKK's National Steel Corporation common stock and to restructure a $100 million loan previously made to National Steel by an NKK subsidiary. The option expired unexercised on June 15, 2002.


   On March 5, 2002, President Bush imposed tariffs of 8 to 30% on most steel imports, but did not express support for a government-sponsored program to provide relief from the industry's retiree legacy costs. No legislation had been enacted and two proposals to amend pending legislation to address retiree legacy costs failed to obtain sufficient votes. Although we will continue to explore attractive acquisitions, joint ventures and other growth opportunities in the U.S. and Central Europe, the extent of any significant consolidation in the domestic or European steel industries remains unclear.


Consolidations may not occur or may be delayed and the anticipated cost savings from consolidation may not materialize.

   We will not participate in steel industry consolidation unless it is in the best interest of our customers, shareholders, creditors, employees and other constituencies. The conditions precedent to any consolidation are beyond our control, and may not be satisfied.

   The benefits of any consolidation in large measure flow from anticipated cost savings. We may not be able to achieve all of these savings or may not achieve them as quickly as we expect. In addition, any rationalization of steel facilities may result in environmental, post-employment, and other shut-down costs.

Acquired companies and assets may increase our indebtedness and other obligations and require significant expenditures.

   Possible future acquisitions could result in the incurrence of additional debt and related interest expense, underfunded pension and other post-retirement obligations, contingent liabilities and amortization expenses related to intangible assets, all of which could have a material adverse effect on our financial condition, operating results and cash flow.

   Many of the available domestic acquisition targets may require significant capital and operating expenditures to return them to profitability. Financially distressed steel companies typically do not maintain their assets adequately. Such assets may need significant repairs and improvements. We may also have to buy sizable amounts of raw materials, spare parts and other materials for these facilities before they can resume profitable operation.

   Many potential acquisition candidates are financially distressed steel companies that may not have maintained appropriate environmental programs. Their environmental problems may, therefore, require significant expenditures.

We may have difficulty or may not be able to obtain financing necessary to pursue consolidations.

   We may not be able to obtain financing for acquisitions of other companies or their assets on favorable terms or at all.

Customers may purchase less from a consolidated company than they did from the individual producers and may insist on price concessions.

   Customers may not buy as much steel from us after consolidation as they previously bought from the separate companies in order to diversify their suppliers. They may also insist upon significant price concessions.

International acquisitions may expose us to additional risks.

   If we acquire companies or facilities outside the United States, we may be exposed to increased risks including the following:

  . economic and political conditions in the countries where the facilities are located and where the products made at those facilities are marketed;

  .  currency fluctuations;

  .  uncertain sources of raw materials;

  . economic disruptions in less developed economies where many potential acquisition candidates have facilities or market products;

  .  expenditures necessary to bring such facilities to profitable operation;

  .  foreign tax risks; and

  . expenditures required to comply with potential new environmental requirements.

                        Risks Related To The Separation

   Prior to December 31, 2001, our businesses were owned by USX Corporation, now named Marathon Oil Corporation.

USS is subject to certain continuing contingent liabilities of Marathon that could adversely affect our cash flow and our ability to incur additional indebtedness and could cause a default under our borrowing facilities.

   USS is contingently liable for debt and other obligations of Marathon in the amount of $344 million as of March 31, 2002. Marathon is not limited by agreement with USS as to the amount of indebtedness that it may incur. In the event of the bankruptcy of Marathon, these obligations for which USS is contingently liable, as well as obligations relating to industrial development and environmental improvement bonds and notes that were assumed by USS from Marathon, may be declared immediately due and payable. If that occurs USS may not be able to satisfy such obligations. In addition, if Marathon loses its investment grade ratings, certain of these obligations will be considered indebtedness under the Indenture and for covenant calculations under our revolving credit facility. This occurrence could prevent USS from incurring additional indebtedness under the Indenture or may cause a default under our revolving credit facility.

   Under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, USS and each subsidiary of USS that was a member of the Marathon consolidated group during any taxable period or portion thereof ending on or before the effective time of the Separation is jointly and severally liable for the federal income tax liability of the entire Marathon consolidated group for that taxable period. Other provisions of federal law establish similar liability for other matters, including laws governing tax qualified pension plans as well as other contingent liabilities.

The Separation may be challenged by creditors as a fraudulent transfer or conveyance that could permit unpaid creditors of Marathon to seek recovery from us.

   If a court in a suit by an unpaid creditor or representative of creditors of Marathon, such as a trustee in bankruptcy, or Marathon, as debtor-in-possession, in a reorganization case under the United States Bankruptcy Code, were to find that:

  . the Separation and the related transactions were undertaken for the purpose of hindering, delaying or defrauding creditors, or

  . Marathon received less than reasonably equivalent value or fair consideration in connection with the Separation and the transactions related thereto and (1) Marathon was insolvent at the effective time of the Separation and after giving effect thereto, (2) or Marathon as of the effective time of the Separation and after giving effect thereto, intended or believed that it would be unable to pay its debts as they became due, or (3) the capital of Marathon, at the effective time of the Separation and after giving effect thereto, was inadequate to conduct its business, then the court could determine that the Separation and the related transactions violated applicable provisions of the United States Bankruptcy Code and/or applicable state fraudulent transfer or conveyance laws. Such a determination would permit the bankruptcy trustee or debtor-in-possession or unpaid creditors to rescind the Separation and permit unpaid creditors of Marathon to seek recovery from us.

   The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied. Generally, an entity is considered insolvent if either:

  . the sum of its liabilities, including contingent liabilities, is greater than its assets, at a fair valuation; or

  . the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

The Separation may become taxable under section 355(e) of the Internal Revenue Code if 50% or more of USS's shares or Marathon Oil Corporation's shares are acquired as part of a plan which would materially affect our financial condition.

   The Separation may become taxable to Marathon pursuant to section 355(e) of the Internal Revenue Code if 50% or more of either Marathon's shares or our shares are acquired, directly or indirectly, as part of a plan or series of related transactions that include the Separation. If section 355(e) applies, Marathon would be required to pay a corporate tax based on the excess of the fair market value of the shares distributed over Marathon's tax basis for such shares. The amount of this tax would be materially greater if the Separation were deemed to be a distribution of Marathon's shares. If an acquisition occurs that results in the Separation being taxable under section 355(e), a Tax Sharing Agreement between USS and Marathon provides that the resulting corporate tax liability will be borne by the entity, either USS or Marathon, that is deemed to have been acquired.

We may be responsible for a corporate tax if the Separation fails to qualify as a tax-free transaction, which would have an adverse affect on our financial condition.

   Based on representations made by USX Corporation prior to the Separation, the Internal Revenue Service issued a private letter ruling that the Separation was tax-free to Marathon and its shareholders. To the extent a breach of one of those representations results in a corporate tax being imposed on Marathon, the breaching party, either USS or Marathon, will be responsible for payment of the corporate tax. If the Separation fails to qualify as a tax-free transaction through no fault of either USS or Marathon, the resulting tax liability, if any, is likely to be borne by us under the tax sharing agreement.

                         Risks Related to This Offering

If you fail to exchange your old notes, you may be unable to sell them.

   Because we did not register the Outstanding Notes under the Securities Act or any state securities laws and we do not intend to do so after the exchange offer, the Outstanding Notes may only be transferred in limited circumstances under applicable securities laws. If you do not exchange your Outstanding Notes in the exchange offer, you will lose your right to have your Outstanding Notes registered under the Securities Act. If you are a holder of Outstanding Notes after the exchange offer, you may be unable to sell your Outstanding Notes.

An active trading market may not develop for the Exchange Notes

   There is no active public trading market for the Outstanding Notes. We do not intend to apply for listing of the Exchange Notes on any domestic securities exchange or Nasdaq. The liquidity of the trading market in the Exchange Notes, and the market prices quoted for the Exchange Notes, may be adversely affected by changes in the overall market for these types of securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop for your Notes, you may not be able to sell your Exchange Notes, or that, even if you can sell your Exchange Notes, you may not be able to sell them at a price equal to or above the price you paid.

Possible volatility of trading prices for the Notes

   Historically, the market for non-investment grade debt securities has been subject to disruptions that have caused substantial volatility in the prices of such securities. The market for the Notes could be subject to similar volatility. The trading price of the Notes also could fluctuate in response to such factors as variations in USS' operating results, developments in the steel industry and the automotive industry, general economic conditions and changes in securities analysts' recommendations regarding our securities.

We may be unable to purchase the Notes upon a change of control

   Upon the occurrence of "change of control" events specified in "Description of the Notes," you may require us to purchase your Notes at 101% of their principal amount, plus accrued interest. In some circumstances, a change of control could result from events beyond our control. We may not have the financial resources to purchase your Notes, particularly if that change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. Our revolving credit facility provides that certain change of control events (as defined in the revolving credit facility) could result in the acceleration of our indebtedness under the revolving credit facility. Any of our future debt agreements may contain similar provisions.

                                USE OF PROCEEDS

   We will receive no proceeds from the exchange of the Outstanding Notes in this exchange offer. In consideration for issuing the Exchange Notes as contemplated by this prospectus, we will receive in exchange a like principal amount of Outstanding Notes, the terms of which are substantially identical to the Exchange Notes. The Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in our capitalization.

   The net proceeds from the issuance and sale of the Outstanding Notes were approximately $520.0 million after deduction of the initial purchasers' discount and other expenses related to the offerings.

   Prior to the Separation, the indebtedness and other obligations reflected on the combined balance sheet of USS generally represented obligations of USX Corporation that were attributed to USS for accounting purposes only and were not legal obligations of USS. Subject to a limited number of exceptions, USX Corporation was the legal obligor of the obligations reflected on the USS balance sheet and they remained obligations of Marathon Oil Corporation following the Separation. Accordingly, USS incurred new indebtedness to repay or otherwise discharge a substantial amount of the USX obligations attributed to USS prior to the Separation. The proceeds from the Outstanding Notes were used to repay a portion of the debt and other obligations attributed to USS by USX under its former tracking stock structure.

                             TERMS OF THE EXCHANGE

   We are offering to exchange our 10 3/4% Senior Exchange Notes Due August 1, 2008 (the "Exchange Notes") that have been registered under the Securities Act of 1933, as amended, in exchange for an equal par value face amount of our outstanding unregistered 10 3/4% Senior Notes Due August 1, 2008 that were issued in July and September of 2001 (the "Outstanding Notes").

   We will accept up to a maximum face amount of $535 million of validly tendered Outstanding Notes.

   Except for the requirements of applicable U.S. federal and state securities laws, there are no federal or state regulatory requirements to be complied with or approvals to be obtained by United States Steel in connection with the exchange offers which, if not complied with or obtained, would have a material adverse effect on United States Steel.

Purpose and Effect of the Exchange Offer

   We entered into two substantially identical registration rights agreements (collectively, the "registration rights agreement") with the initial purchasers of the Outstanding Notes in which we agreed to file a registration statement relating to an offer to exchange the Outstanding Notes for Exchange Notes. This exchange offer is in fulfillment of that obligation. We also agreed that if we commence the exchange offer, we will consummate it no later than 40 days after the registration statement is declared effective. The Exchange Notes will have terms identical in all material respects to the Outstanding Notes except that the Exchange Notes will not contain terms with respect to transfer restrictions, registration rights and additional cash interest for failure to observe certain obligations in the registration rights agreement.

   If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay additional cash interest to the holders of the Outstanding Notes.

   Each holder of Outstanding Notes that wishes to exchange those Outstanding Notes for transferable Exchange Notes in the exchange offer will be required to make the following representations:

  . any Exchange Notes will be acquired in the ordinary course of its business;

  . the holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes;

  . the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of USS;

  . if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes; and

  . if the holder is a broker-dealer, that it will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes.

Resale of Exchange Notes

   Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that Exchange Notes issued under the exchange offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any Exchange Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act if:

  . such holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

  . such Exchange Notes are acquired in the ordinary course of the holder's business; and

  . the holder does not intend to participate in the distribution of such Exchange Notes.

   Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes or who is an affiliate of USS:

  . cannot rely on the position of the staff of the SEC enunciated in "Exxon Capital Holdings Corporation", Morgan Stanley & Co. Incorporated or similar interpretive letters; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

   This prospectus may be used for an offer to resell, for the resale or for other retransfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Outstanding Notes as result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of Exchange Notes.

General

   Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any Outstanding Notes properly tendered and not withdrawn prior to the Expiration Date. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes surrendered under the exchange offer. Outstanding Notes may be tendered only in integral multiples of $1,000.

   The form and terms of the Exchange Notes will be identical to the form and terms of the Outstanding Notes in all material respects except the Exchange Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional cash interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The Exchange Notes will evidence the same debt as the Outstanding Notes. The Exchange Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the Outstanding Notes.

   The exchange offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered for exchange.

   This prospectus and a letter of transmittal are being sent to all registered holders of Outstanding Notes. There will be no fixed record date for determining registered holders of Outstanding Notes entitled to participate in the exchange offer.

   We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indentures relating to the Outstanding Notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of exchange offer.

   We will be deemed to have accepted for exchange properly tendered Outstanding Notes when we have given oral or written notice of the acceptance to The Bank of New York, as Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us and delivering Exchange Notes to the holders. Under the terms of the registration rights agreement, we reserve the rights to amend or terminate the exchange offer, and not to accept for exchange any Outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "--Certain Conditions to the Exchange Offer."

   Holders who tender Outstanding Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Outstanding Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled""--Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

   The exchange offer will expire at 5:00 p.m., prevailing Eastern (U.S.) time,
on July   , 2002 (the "Expiration Date"), subject to the right of United States
Steel to extend such date and time for the exchange offers in its sole discretion, in which case, the expiration date shall mean the latest date and time to which the exchange offers are extended.

   United States Steel reserves the right, in its sole discretion, to extend the exchange offer, by giving oral or written notice of such extension to the Exchange Agent. Any such extension, will be followed as promptly as practicable by a public announcement thereof which will be made no later than 9:00 a.m., prevailing Eastern (U.S.) time, on the next business day after the previously scheduled expiration date.

   We reserve the right, in our sole discretion:

  .  to delay accepting for exchange any Outstanding Notes;

  . to extend the exchange offer or to terminate the exchange offer and to refuse to accept Outstanding Notes not previously accepted if any of the conditions set forth below under "--Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent; or

  . under the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

   Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of Outstanding Notes. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of Outstanding Notes of the amendment.

   Without limiting the manner in which United States Steel may choose to make a public announcement of any extension, delay in acceptance, termination or amendment of the exchange offer, United States Steel shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release to any appropriate news agency, including the Dow Jones News Service.

Certain Conditions to the Exchange Offer

   Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any Exchange Notes for, any Outstanding Notes, and we may terminate the exchange offer as provided in this prospectus before accepting any Outstanding Notes for exchange if in our reasonable judgment:

  . the Exchange Notes to be received will not be tradable by the holder without restriction under the Securities Act, the Securities Exchange Act of 1934 and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

  . the exchange offer, or the making of any exchange by a holder of Outstanding Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

  . any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

   In addition, we will not be obligated to accept for exchange the Outstanding Notes of any holder that has not made to us:

  . the representations described under "--Procedures for Tendering" and "Plan of Distribution"; and

  . such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the Exchange Notes under the Securities Act.

   We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any Outstanding Notes by giving oral or written notice of the extension to their holders. During any such extensions, all notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any Outstanding Notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

   We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any Outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Outstanding Notes as promptly as practicable. In the case of any extension, a notice will be issued no later than 9:00 a.m., Eastern (U.S.) time, on the business day after the previously scheduled expiration date.

   These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times.

   In addition, we will not accept for exchange any Outstanding Notes tendered, and will not issue Exchange Notes in exchange for any Outstanding Notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

Effect of Tender

   Any tender by a holder of any series of Outstanding Notes that is not withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and United States Steel upon the terms and subject to the conditions of the exchange offer and the letter of transmittal. The acceptance of the exchange offer by a tendering holder of any series of Outstanding Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Outstanding Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Procedures for Tendering

   If you hold Outstanding Notes and wish to have your Outstanding Notes exchanged for Exchange Notes, you must validly tender (or cause the valid tender of) all of your Outstanding Notes using the procedures described in this prospectus and in the accompanying letter of transmittal.

   Only a holder of Outstanding Notes may tender the Outstanding Notes in the exchange offer. To tender in the exchange offer, a holder must:

  . complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the Exchange Agent prior to the Expiration Date; or

  . comply with DTC's Automated Tender Offer Program ("ATOP") procedures described below.

   In addition, either:

  . the Exchange Agent must receive the Outstanding Notes along with the accompanying letter of transmittal; or

  . the Exchange Agent must receive, prior to the Expiration Date, a timely confirmation of book-entry transfer of the Outstanding Notes into the Exchange Agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

  . the holder must comply with the guaranteed delivery procedures described below.

   To be tendered effectively, the Exchange Agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under "--Exchange Agent" prior to the Expiration Date.

   The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

   The method of delivery of Outstanding Notes, the letter of transmittal and all other required documents to the Exchange Agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the Exchange Agent before the Expiration Date. Holders should not send the letter of transmittal or Outstanding Notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

   Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners' behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its Outstanding Notes either:

  . make appropriate arrangements to register ownership of the Outstanding Notes in such owner's name; or

  . obtain a properly completed bond power from the registered holder of Outstanding Notes.

   The transfer of registered ownership may take considerable time and may not be completed prior to the Expiration Date.

   Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Outstanding Notes are tendered:

  .by a registered holder who has not completed the box entitled "Special
     Issuance Instructions" or "Special Delivery Instructions" on the accompanying letter of transmittal; or

  .for the account of an eligible institution.

   If the accompanying letter of transmittal is signed by a person other than the registered holder of any Outstanding Notes listed on the Outstanding Notes, the Outstanding Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the Outstanding Notes and an eligible institution must guarantee the signature of the bond power.

   If the accompanying letter of transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

   The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the Exchange Agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the Outstanding Notes to the Exchange Agent in accordance with its procedures for transfer. DTC will then send an agent's message to the Exchange Agent. The term "agent's message" means a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, to the effect that:

  . DTC has received an express acknowledgement from a participant in its Automated Tender Offer Program that is tendering Outstanding Notes that are the subject of the book-entry confirmation;

  . the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal (or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

  .  the agreement may be enforced against such participant.

   We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Outstanding Notes and withdrawal of tendered Outstanding Notes. Our determination will be final and binding. We reserve the absolute right to reject any Outstanding Notes not properly tendered or any Outstanding Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the accompanying letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither we, the Exchange Agent nor any other person will incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed made until any defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which be defects or irregularities have not been cured or waived will be returned to the Exchange Agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date.

   In all cases, we will issue Exchange Notes for Outstanding Notes that we have accepted for exchange under the exchange offer only after the Exchange Agent timely receives:

  . Outstanding Notes or a timely book-entry confirmation of the Outstanding Notes into the Exchange Agent's account at DTC; and

  . a properly completed and fully executed letter of transmittal and all other required documents or a properly transmitted agent's message.

   By signing the accompanying letter of transmittal, each tendering holder of Outstanding Notes will represent to us that, among other things:

  . any Exchange Notes that the holder receives will be required in the ordinary course of its business;

  . the holder has no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

  . if the holder is not a broker-dealer, that is not engaged in and does not intend to engage in the distribution of the Exchange Notes;

  . if the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of any Exchange Notes; and

  . the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of USS.

Book-Entry Transfer

   The Exchange Agent will make a request to establish an account with respect to the Outstanding Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC's system may make book-entry delivery of Outstanding Notes by causing DTC to transfer the Outstanding Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. Holders of Outstanding Notes who are unable to deliver confirmation of the book-entry tender of their Outstanding Notes into the Exchange Agent's account at DTC or all other documents required by the letter of transmittal to the Exchange Agent on or prior to the Expiration Date must tender their Outstanding Notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

   Holders wishing to tender their Outstanding Notes but whose Outstanding Notes are not immediately available or who cannot deliver their Outstanding Notes, the accompanying letter of transmittal or any other required documents to the Exchange Agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the Expiration Date may tender if:

  .  the tender is made through an eligible institution;

  . on or prior to the Expiration Date, the Exchange Agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) or a properly transmitted agent's message and notice of guaranteed delivery;

    . setting forth the name and address of the holder, the registered number(s) of the Outstanding Notes and the principal amount of Outstanding Notes tendered;

    .  stating that the tender is being made thereby; and

    . guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the accompanying letter of transmittal, or confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible institution with the Exchange Agent; and

  . the Exchange Agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered Outstanding Notes in proper form for transfer of a book-entry confirmation, and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the Expiration Date.

   Upon request to the Exchange Agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, holders of Outstanding Notes may withdraw their tenders at any time prior to the Expiration Date.

   For a withdraw to be effective:

  . the Exchange Agent must receive a written notice (which may be by telegram, telex, facsimile transmission or letter) of withdrawal at one of the addresses set forth below under "--Exchange Agent," or

  . holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

   Any notice of withdrawal must:

  . specify the name of the person who tendered the Outstanding Notes to be withdrawn;

  . identify the Outstanding Notes to be withdrawn (including the principal amount of the Outstanding Notes);

  . where certificates for Outstanding Notes have been transmitted, specify the name in which the outstanding Notes were registered, if different from that of the withdrawing holder; and

  . include a statement that the holder is withdrawing its election to have those Outstanding Notes exchanged; and

  . be signed by the holder in the same manner as the original signature on its letter of transmittal (including any required signature guarantee).

   If certificates for Outstanding Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

  .  the serial numbers of the particular certificates to be withdrawn; and

  . a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

   If Outstanding Notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of the notices, and our determination will be final and binding on all parties. We will deem any Outstanding Notes so withdrawn not to have validly tendered for exchange for purposes of the exchange offer. Any Outstanding Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at DTC an account maintained with DTC for Outstanding Notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the Expiration Date.

 Transfer Taxes

   United States Steel will pay all transfer taxes, if any, applicable to the transfer and exchange of Outstanding Notes to United States Steel in this exchange offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include:

  . if Exchange Notes in book-entry form are to be registered in the name of any person other than the person signing the letter of transmittal; or

  . if tendered Outstanding Notes are registered in the name of any person other than the person signing the letter of transmittal.

   If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Outstanding Notes tendered by such holder.

Exchange Agent

   The Bank of New York has been appointed the Exchange Agent for this exchange offer. Letters of transmittal, notices of guaranteed delivery and all correspondence in connection with the exchange offers should be sent or delivered by each holder of Outstanding Notes, or a beneficial owner's custodian bank, depositary, broker, trust company or other nominee, to the Exchange Agent at the addresses and telephone numbers set forth below. United States Steel will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

   You should also direct questions and request for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery to the Exchange Agent address as follows:

                                Bank of New York
                           Corporate Trust Department
                              Reorganization Unit
                          15 Broad Street--16th Floor
                              New York, N.Y. 10007
                           Attn: Mr. Bernard Arsenec

                           By facsimile transmission
                       (For eligible institutions only):
                                  212-235-2261

                      Confirm facsimile by telephone only:
                                  212-235-2356

   Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Broker-Dealers

   Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Consequences of Failure to Exchange

   Holders of Outstanding Notes who do not exchange their Outstanding Notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of the Outstanding Notes:

  . as set forth in the legend printed on the Outstanding Notes as a consequence of the issuance of the Outstanding Notes under the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  . otherwise as set forth in the offering circular distributed in connection with the private offering of the Outstanding Notes.

   In general, you may not offer to sell the Outstanding Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the

Outstanding Notes under the Securities Act. Based on interpretations of the SEC staff, Exchange Notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange Notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes:

  .  cannot rely on the applicable interpretations of the SEC; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

                            DESCRIPTION OF THE NOTES

   United States Steel will issue the Exchange Notes (which, together with the Outstanding Notes not exchanged, are referred to as the "Notes") under an Indenture (the "Indenture") with The Bank of New York, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). Any Outstanding Notes that remain outstanding after the consummation of the exchange offer and the Exchange Notes will be treated as a single class under the Indenture, including for purposes of determining whether the required percentage of noteholders have given their approval or consent to an amendment or waiver or joined in directing the Trustee to take certain actions on behalf of all noteholders.

   Certain terms used in this description are defined under the subheading "-- Certain Definitions". In this description, the word "Company" refers only to United States Steel Corporation, and not to any of its subsidiaries.

   The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, define your rights as holders of these Notes. You may request copies of these agreements at our address set forth under the heading "Where You Can Find More Information".

Ranking

   These Notes:

  .  are unsecured senior obligations of the Company; and

  . are senior in right of payment to any future Subordinated Obligations of the Company.

   At March 31, 2002, the Company had capital leases totaling $89 million and $521 million of senior unsecured indebtedness ranking equal to the Notes, together with USSK's $325 million loan with a group of financial institutions, which is non-recourse to the Company. The Company has no subordinated indebtedness currently outstanding.

Principal, Maturity and Interest

   The Company will issue Exchange Notes to be exchanged for Outstanding Notes up to a maximum aggregate principal amount of $535 million. The Notes will mature on August 1, 2008. The Notes and any such additional notes will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes," references to the Notes include any such additional notes actually issued.

   The Company will issue the Notes in denominations of $1,000 and any integral multiple of $1,000.

   Interest on the Notes will accrue at the rate of 10.75% per annum. Interest will be payable semiannually in arrears on August 1 and February 1, commencing on August 1, 2002. We will make each interest payment to the holders of record of these Notes on the immediately preceding July 15 and January 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

   Interest on these Notes will accrue from February 1, 2002. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. No interest payment will be made for periods after February 1, 2002 in respect of any Outstanding Note exchanged for an Exchange Note.

   Additional interest may accrue on the Notes in certain circumstances pursuant to the registration rights agreement.

Optional Redemption

   Except as set forth below, we will not be able to redeem the Notes at our option prior to maturity.

   Before August 1, 2004, we may at our option on one or more occasions, upon not less than 30 nor more than 60 days' notice, redeem the Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes originally issued at a redemption price (expressed as a percentage of principal amount) of 110.75%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Public Equity Offerings; provided that

  (1) at least 65% of such aggregate principal amount originally issued of the Notes remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

  (2) each such redemption occurs within 60 days after the date of the related Public Equity Offering.

Selection and Notice of Redemption

   If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

   We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

   If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

   So long as the book-entry system is used for determining beneficial ownership of the Notes, the notice of redemption for any of the Notes will be given to Cede & Co., as nominee for The Depository Trust Company ("DTC") and registered owner of the Notes. Neither failure to receive such notice nor any defect in any notice so given shall affect the sufficiency of the proceedings for the redemption of any such Notes.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

   We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions "-- Change of Control" and "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock". We may at any time and from time to time purchase Notes in the open market or otherwise.

Book-Entry, Delivery and Form

   The Notes are initially in the form of one or more global notes (the "Global Notes"). The Global Notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Note directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC.

   DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the

Exchange Act. DTC holds securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

   DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

   The Company expects that pursuant to procedures established by DTC, upon the deposit of the Global Notes with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of Notes represented by such Global Notes to the accounts of participants. Ownership of book-entry interests is limited to participants or indirect participants, including Euroclear Bank, S.A./N.V. as operator of the Euroclear System ("Euroclear"), Clearstream Banking, S.A. ("Clearstream"), banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with DTC, either directly or indirectly. Indirect participants also include persons that hold through such indirect participants. The book-entry interests will not be held in definitive form. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Notes other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Notes.

   So long as DTC, or its nominee, is the registered holder and owner of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of any related Notes evidenced by the Global Note for all purposes of such Notes and the Indenture. Except as set forth below, as an owner of a beneficial interest in the Global Note, you will not be entitled to have the Notes represented by the Global Note registered in your name, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered to be the owner or holder of any Notes under the Global Notes. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of the Global Note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

   We will make payments of principal of, premium, if any, and interest on Notes represented by the Global Note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Note.

   We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Note owning through such participants.

   Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC and account holders of Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility or liability for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

   Subject to certain conditions, the Notes represented by the Global Notes are exchangeable for certificated Notes in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if

  (1) DTC notifies us that it is unwilling or unable to continue as Depository for the Global Notes or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

  (2) we in our discretion at any time determine not to have all the Notes represented by Global Notes; or

  (3) a default entitling the holders of the Notes to accelerate the maturity thereof has occurred and is continuing.

   Any Note that is exchangeable as above is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, the Global Notes are not exchangeable, except for Global Notes of the same aggregate denomination to be registered in the name of DTC or its nominee.

Same-Day Payment

   The Indenture requires us to make payments in respect of Notes (including principal, premium and interest) by wire transfer of immediately available funds to the U.S. dollar accounts with banks in the U.S. specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

Registered Exchange Offer; Registration Rights

   We agreed pursuant to Registration Rights Agreements dated July 27, 2001 and September 11, 2001 (collectively, the "Registration Rights Agreement") that we would, subject to certain exceptions,

  (1) on or before March 31, 2002 (the "Filing Date") file a registration statement (the "Exchange Offer Registration Statement") with the SEC with respect to a registered offer (the "Registered Exchange Offer") to exchange the Outstanding Notes for the Exchange Notes having terms substantially identical in all material respects to the Outstanding Notes (except that the Exchange Notes would not contain terms with respect to transfer restrictions);

  (2) use our commercially reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 90 days after the Filing Date;

  (3) as soon as practicable after the effectiveness of the Exchange Offer Registration Statement (the "Effectiveness Date"), offer the Exchange Notes in exchange for surrender of the Notes; and

  (4) keep the Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the Notes.

   For each Outstanding Note tendered to us pursuant to the Registered Exchange Offer, we will issue to the holder of such Outstanding Note an Exchange Note having a principal amount equal to that of the surrendered Outstanding Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Outstanding Note surrendered in exchange therefor, or, if no interest has been paid on such Outstanding Note, from the date of its original issue.

   Under existing SEC interpretations, the Exchange Notes will be freely transferable by holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents to us in the Registered Exchange Offer that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement.

   Under the Registration Rights Agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes for 180 days following the effective date of such Exchange Offer Registration Statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

   A Holder of Outstanding Notes (other than certain specified holders) who wishes to exchange such Notes for Exchange Notes in the Registered Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of USS, as defined in Rule 405 of the Securities Act.


   If:

  (1) applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer; or

  (2) for any other reason we do not consummate the Registered Exchange Offer within 130 days of the Filing Date; or

  (3) an Initial Purchaser shall notify us following consummation of the Registered Exchange Offer that Outstanding Notes held by it are not eligible to be exchanged for Exchange Notes in the Registered Exchange Offer; or

  (4) certain holders are prohibited by law or SEC policy from participating in the Registered Exchange Offer or may not resell the Exchange Notes acquired by them in the Registered Exchange Offer to the public without delivering a prospectus (the date on which any of the conditions described in clauses (2) through (4) occur being a "Trigger Date"), then, we will, subject to certain exceptions,

  (x) promptly (but in no event later than March 31, 2002 in the case of clause (1) above, or 90 days after the Trigger Date, in the case of clause (2), (3) or (4) above) file a shelf registration statement (the "Shelf Registration Statement") covering resales of the Outstanding Notes or the Exchange Notes, as the case may be;

  (y) (A) in the case of clause (1) above, use our commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 90th calendar day following the Filing Date and (B) in the case of clause (2), (3) or (4) above, use our commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 90th day after the date (the "Shelf Filing Date") the Shelf Registration Statement is filed with the SEC; and

  (z) keep the Shelf Registration Statement effective until the earliest of
      (A) the time when the Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses
      (c), (e), (f) and (h) of Rule 144, (B) two years from the effective date of the Shelf Registration Statement and (C) the date on which all Notes registered thereunder are disposed of in accordance therewith.

   We will, if a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes or the Exchange Notes, as the case may be. A holder selling such Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

   We will pay additional cash interest on the applicable Outstanding Notes and Exchange Notes, subject to certain exceptions,

  (1) if we failed to file an Exchange Offer Registration Statement or, if obligated to file a Shelf Registration Statement pursuant to clause
       (y) (A) above, a Shelf Registration Statement with the SEC on or prior to March 31, 2002;

  (2) if the Exchange Offer Registration Statement or, if obligated to file a Shelf Registration Statement pursuant to clause (y) (A) above, a Shelf Registration Statement is not declared effective by the SEC on or prior to the 90th day after the Filing Date;

  (3) if the Exchange Offer is not consummated on or before the 40th day after the Exchange Offer Registration Statement is declared effective;

  (4) if obligated to file the Shelf Registration Statement pursuant to clause (y)(B) above, we failed to file the Shelf Registration Statement with the SEC on or prior to the 90th day after the Trigger Date;

  (5)  if obligated to file a Shelf Registration Statement pursuant to clause
       (y)(B) above, the Shelf Registration Statement is not declared effective by the SEC on or prior to the 90th day after the Shelf Filing Date; or

  (6) after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (6) a "Registration Default");

from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

   The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the Outstanding Notes and the Exchange Notes.

   All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Outstanding Notes shall be deemed to include any additional interest pursuant to the Registration Rights Agreement.

   If we effect the Registered Exchange Offer, we will be entitled to close the Registered Exchange Offer 30 days after the commencement thereof provided that we have accepted all Outstanding Notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

Change of Control Offer

   Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

   A "Change of Control" shall occur if:

  (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company;

  (2) individuals who on December 31, 2001 constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors on December 31, 2001 or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

  (3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

  (4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than a merger or consolidation transaction in which holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction.

   Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

  (1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

  (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

  (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

  (4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

   We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

   We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

   The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature was a result of negotiations between the Company and the initial purchasers of the Outstanding Notes. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "--Certain Covenants--Limitation on Indebtedness", "--Limitation on Liens" and "--Limitation on Sale/Leaseback Transactions". Such restrictions can only be waived with respect to any series of Notes with the consent of the holders of a majority in principal amount of that series of Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

   Certain of our outstanding indebtedness requires us to repay all the amounts outstanding upon a change in control (as defined therein). In addition to this, borrowings under our $400 million revolving credit facility are limited by the amounts of available inventory and other factors. It is possible, therefore, we would be unable to use our revolving credit facility to finance the purchase of a significant amount of Notes following a change of control without the consent of the lenders under that facility. If we are unable to obtain that consent or obtain other financing to purchase the Notes it would be a default under the Indenture. Such a default under the Indenture would also constitute a default under our revolving credit facility and a termination event under our accounts receivable purchase program.

   Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

   The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with respect to any series of Notes with the written consent of the holders of a majority in principal amount of that series of Notes.

Certain Covenants

   The Indenture contains covenants including, among others, those described below.

 Investment Grade Rating Fall-Away Covenants

   Following the first day:

     (a) the Notes have an Investment Grade Rating from both of the Rating Agencies, and

     (b) no Default has occurred and is continuing under the Indenture,

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the subheadings below:

  .  "Limitation on Indebtedness",

  .  "Limitation on Restricted Payments",

  .  "Limitation on Restrictions on Distributions from Subsidiaries",

  .  "Limitation on Sales of Assets and Subsidiary Stock",

  .  "Limitation on Affiliate Transactions",

  . "Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries", and

  .  Clause (3) of "Merger and Consolidation"

(collectively, the "Suspended Covenants"). If the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence, and subsequently one or both of the Rating Agencies withdraws its rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the covenant described below under "Limitation on Restricted Payments" as though such covenant had been in effect since the date the Notes were originally issued.

 Limitation on Indebtedness

   (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis no Default has occurred and is continuing and, the Consolidated Coverage Ratio exceeds 2.0 to 1.

   (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following
Indebtedness:

  (1) Indebtedness Incurred by the Company, any Financing Entity and any Foreign Restricted Subsidiary pursuant to any Credit Facilities or, provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $750 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock," and (B) the sum of (x) 60% of the book value of the inventory of the Company and its Restricted Subsidiaries and (y) 85% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries, provided further, however, that in no event shall the aggregate principal amount of all Indebtedness Incurred under this clause (1) at any time outstanding exceed $1.2 billion;

  (2) Indebtedness owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

  (3) the Notes and any Indebtedness of the Company or any Restricted Subsidiary outstanding on July 27, 2001;

  (4) Indebtedness Incurred or outstanding on or before December 31, 2001 (other than Indebtedness described in clause (1) or any other clause (other than clause (17) of this paragraph (b)), to the extent it does not exceed (w) the amount of indebtedness that was Attributed to the
       U. S. Steel Group on its balance sheet as of March 31, 2001 less (x) the amount of any Indebtedness described in clause (3) of this covenant or any Indebtedness described in clause (6) or (7) of this covenant that is Incurred by the Company pursuant to the Financial Matters Agreement less (y) $629 million (which is the $900 million Value Transfer less net refinancing of other obligations as of March 31, 2001) plus (z) $40 million;

  (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

  (6) Industrial Revenue Bond Obligations, so long as the aggregate principal amount of all Industrial Revenue Bond Obligations (inclusive of any in respect of which the Company becomes directly or indirectly liable pursuant to the Financial Matters Agreement) does not exceed $600 million;

  (7) Indebtedness to Marathon Incurred pursuant to the Financial Matters Agreement in respect of Capital Lease Obligations, in an aggregate principal amount not to exceed $92 million;

  (8) Indebtedness to Marathon Incurred pursuant to the Financial Matters Agreement in respect of Guarantees of Marathon, in an aggregate principal amount not to exceed $145 million;

  (9) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4), (5) or (7) or this clause (9); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary or by the Company;

  (10) Hedging Obligations directly related to Indebtedness permitted to be Incurred by the Company pursuant to the Indenture or to mitigate currency or business risk;

  (11) obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

  (12) Indebtedness arising from overdraft conditions honored by a bank or other financial institution in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

  (13) Guarantees by the Company of obligations of any of its joint ventures in an aggregate amount not to exceed $100 million;

  (14) Subordinated Obligations not to exceed $200 million which (x) are convertible into equity securities of the Company, (y) have a Stated Maturity after the first anniversary of the Stated Maturity of any series of Notes then outstanding and (z) have an Average Life that is greater than the Average Life of any series of Notes then outstanding;

  (15) Attributable Debt related to Sale/Leaseback Transactions in an amount not to exceed $150 million;

  (16) Purchase Money Indebtedness and Capital Lease Obligations Incurred to acquire property in the ordinary course of business in an aggregate amount not to exceed $75 million in each of the first three years following July 27, 2001 and $50 million in each of the years thereafter; and

  (17) Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (16) above or paragraph (a)) does not exceed $150 million.

   (c) Notwithstanding the foregoing, the Company will not incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company unless such Indebtedness shall be subordinated to the Notes or the Guarantee to at least the same extent as such Subordinated Obligations.

   (d) For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, (1) will classify such item of Indebtedness at the time of Incurrence and will be entitled to either include the amount and type of such Indebtedness in only one of the above clauses or divide and classify such item of Indebtedness in more than one of the types of Indebtedness described above and (2) will be entitled from time to time to reclassify all or a portion of such item of Indebtedness classified in one of the clauses in paragraph (b) above into another clause in paragraph (b) that it meets the criteria of.

   (e) For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness, provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent, as appropriate, of the Indebtedness Refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and
(ii) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

 Limitation on Restricted Payments

   (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

  (1) a Default shall have occurred and be continuing (or would result therefrom);

  (2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or

  (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since July 27, 2001 would exceed the sum of (without duplication):

    (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which July 27, 2001 occurs to the end of the most recent fiscal quarter for which financial results are publicly available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

    (B) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to July 27, 2001 (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to July 27, 2001; plus

    (C) the amount by which Indebtedness of the Company (other than Subordinated Obligations) is reduced on the Company's balance sheet (or, prior to the Separation, on the balance sheet of the U.S. Steel Group) upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to July 27, 2001 of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus

    (D) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

   (b) The preceding provisions will not prohibit:

  (1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

  (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

  (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

  (4) so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions (other than any acquisition of shares of common stock of the Company that are used as payment for the exercise price of outstanding options) shall not exceed $5.0 million in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

  (5) prior to the Separation Date, dividends, distributions or other payments to USX Corporation to the extent such amounts, after such dividend, distribution or other payment, are still attributed to, or used to reduce Indebtedness attributed to, the U.S. Steel Group in accordance with the Management and Allocation Policies of USX Corporation; provided, however, that such dividends, distributions or other payments shall be excluded in the calculation of the amount of Restricted Payments;

  (6) so long as no Default has occurred and is continuing, the declaration and payment of one or more dividends on Steel Stock or common stock of United States Steel Corporation with respect to the period ending on December 31, 2003 in an aggregate amount not to exceed $50.0 million; provided that such dividends shall be excluded in the calculation of the amount of Restricted Payments; or

  (7) so long as no Default has occurred and is continuing, any Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (7) on or after July 27, 2001, does not exceed $30 million; provided, however, that such Restricted Payments shall be included in the calculation of the amount of Restricted Payments.

   (c) For purposes of this covenant, Capital Stock or Indebtedness (including Subordinated Obligations) of the Company shall be deemed to include Capital Stock or Indebtedness (including Subordinated Obligations) of any Person that is Attributed to the U.S. Steel Group (including Steel Stock, but excluding any Preferred Stock or Subordinated Obligations of other Persons outstanding as of the Issue Date) and proceeds of the issuance of any such Capital Stock shall be deemed received by the Company to the extent they are Attributed to the U.S. Steel Group.

 Limitation on Restrictions on Distributions from Restricted Subsidiaries

   The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

  (1)  with respect to clause (a), (b) and (c),

    (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on July 27, 2001;

    (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

    (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements; and

  (2)  with respect to clause (c) only,

    (i) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

    (ii) restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and

    (iii) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

 Limitation on Sales of Assets and Subsidiary Stock

   (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell, transfer or otherwise dispose of (collectively, a "disposition") any Capital Stock of any Person that owns, directly or indirectly, all or a significant portion of the Tubular Business, unless:

  (1) the Company or such Restricted Subsidiary receives consideration at the time of such disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the Capital Stock subject to such disposition;

  (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

  (3) an amount equal to 75% of the Net Available Cash from such disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) to make an offer to the holders of the Notes to purchase Notes pursuant to and subject to the conditions contained in the Indenture within 30 days from the later of the date of such disposition or the receipt of such Net Available Cash; provided, however, that the Company or such Restricted Subsidiary shall permanently retire such Notes. Pending application of Net Available Cash pursuant to this paragraph (a), such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce indebtedness under Credit Facilities.

   (b) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any other Asset Disposition unless:

  (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

  (2) with respect to Asset Dispositions other than Like-Kind Exchanges or Excluded Real Property Sales, at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

  (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

    (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than

       Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

    (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

    (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Indebtedness of the Company) designated by the Company to purchase Notes (and such other Senior Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

    provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

   Notwithstanding the foregoing provisions of this paragraph (b), the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this paragraph (b) except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph (b) exceeds $25 million. Pending application of Net Available Cash pursuant to this paragraph (b), such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce indebtedness under Credit Facilities.

   (c) For the purposes of paragraphs (a) and (b) of this covenant, the following are deemed to be cash or cash equivalents:

  (1) the assumption of Senior Indebtedness of the Company, or Indebtedness of any Restricted Subsidiary, and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

  (2) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash; and

  (3) any reduction of Indebtedness of the Company in connection with such Asset Disposition.

   (d) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness) pursuant to clause (a)(3) or (b)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, if such other Senior Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness) pursuant to paragraph (b) of this covenant if the Net Available Cash available therefor is less than $25 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

   (e) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this clause by virtue of its compliance with such securities laws or regulations.

 Limitation on Affiliate Transactions

   (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into, permit to exist, renew or extend any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

  (1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

  (2) if such Affiliate Transaction involves an amount in excess of $10 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee Directors of the Company disinterested with respect to such Affiliate Transactions have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a Board resolution; and

  (3) if such Affiliate Transaction involves an amount in excess of $25 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

   (b) The provisions of the preceding paragraph (a) will not prohibit:

  (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "--Limitation on Restricted Payments";

  (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

  (3) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

  (4) the payment of reasonable fees to Directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

  (5) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

  (6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

  (7) any transaction in connection with Separation, as described in the offering circulars relating to the offerings of the Outstanding Notes; and

  (8) any transaction pursuant to any contract or agreement in effect on July 27, 2001, in each case as amended, modified or replaced from time to time so long as the amended, modified or new agreement, taken as a whole, is no less favorable to the Company and its Restricted Subsidiaries than that in effect on July 27, 2001.

 Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

   The Company

  (1) will not, and will not permit any Restricted Subsidiary to, sell, transfer or otherwise dispose of any Capital Stock of any other Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary); and

  (2) will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary);

unless

  (A) the Company complies with the covenant described under "--Limitation Sale of Assets and Subsidiary Stock" with respect to any such sale, transfer or other disposition; and

  (B) immediately after giving effect to such issuance, sale, transfer or other disposition, (x) such Restricted Subsidiary remains a Restricted Subsidiary or (y) such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made under the covenant described under "--Limitation on Restricted Payments" if made on the date of such issuance, sale, transfer or other disposition.

 Limitation on Liens

   The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the "Initial Lien") of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at July 27, 2001 or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

   Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

 Limitation on Sale/Leaseback Transactions

   The Company will not, and will not permit any Restricted Subsidiary to, enter into, Guarantee or otherwise become liable with respect to any Sale/Leaseback Transaction with respect to any property unless:

  (1) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "--Limitation on Indebtedness" and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under "-- Limitation on Liens";

  (2) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property; and

  (3) the Company applies the proceeds of such transaction to the extent required by the covenant described under "--Limitation on Sale of Assets and Subsidiary Stock".

 Merger and Consolidation

   The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

  (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

  (2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

  (3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness";

  (4) immediately after giving pro forma effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction;

  (5) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

  (6) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred;

provided, however, that clauses (3) and (4) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

   The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

Defaults

   Each of the following is an Event of Default:

  (1) a default in the payment of interest or any Additional Amounts on the Notes when due, continued for 30 days;

  (2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

  (3) the failure by the Company to comply with its obligations under "-- Certain Covenants--Merger and Consolidation" above;

  (4) the failure by the Company to comply for 30 days after notice with any of its other obligations in the covenants described above under "-- Certain Covenants" above;

  (5) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture;

  (6) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $50 million (the "cross acceleration provision");

  (7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"); or

  (8) any judgment or decree for the payment of money in excess of $50 million is entered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed within 10 days after notice which would include any such judgments entered in connection with the various litigation matters described in the documents incorporated by reference (the "judgment default provision").


However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

   If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

   Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

  (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

  (2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

  (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

  (5) holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

   If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or proposes to take in respect thereof.

Amendments and Waivers

   Subject to certain exceptions, the Indenture may be amended with respect to any series of Notes with the consent of the holders of a majority in principal amount of that series of Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of that series of Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

  (1) reduce the amount of Notes whose holders must consent to an amendment;

  (2) reduce the rate of or extend the time for payment of interest on any Note;

  (3) reduce the principal of or extend the Stated Maturity of any Note;

  (4) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption";

  (5) make any Note payable in currency other than that stated in the Note;

  (6) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

  (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions; or

  (8) make any change in the ranking or priority of any Note that would adversely affect the Noteholders;

   Notwithstanding the preceding, without the consent of any holder of the Notes, the Company and Trustee may amend the Indenture:

  (1) to cure any ambiguity, omission, defect or inconsistency;

  (2) to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture;

  (3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

  (4) to add guarantees with respect to the Notes, or to secure the Notes;

  (5) to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company;

  (6) to make any change that does not materially and adversely affect the rights of any holder of the Notes; or

  (7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

   The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

   After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

   Initially all the Notes are held through DTC. DTC's records reflect only the identity of the Direct Participants to whose accounts the Notes are credited. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

   At any time, we may terminate all our obligations under any series of Notes and the relevant Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

   In addition, at any time we may terminate our obligations under "--Change of Control" and under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (3) and (4) under "-- Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

   We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "--Defaults" above or because of the failure of the Company to comply with clause (3) or (4) of the first paragraph under "-- Certain Covenants--Merger and Consolidation" above.

   In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

   The Bank of New York is the Trustee under the Indenture.

   The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

   The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of the Company or the Guarantor will have any liability for any obligations of the Company or the Guarantor under the Notes, the Guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

   The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

   "Additional Assets" means:

  (1) any property, plant or equipment used in a Related Business;

  (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

  (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

   "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "--Certain Covenants--Limitation on Restricted Payments", "--Certain Covenants--Limitation on Affiliate Transactions" and "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

   "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a Like-Kind Exchange, an Excluded Real Property Sale or a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

  (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

  (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

  (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary.

   For purposes of this definition, any transfer of assets of the U. S. Steel Group to the Marathon Group in accordance with the Management and Allocation Policies prior to the Separation shall be deemed to be a transfer of assets of the Company.

   Notwithstanding the foregoing, an "Asset Disposition" shall not include:

  (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary;

  (B) for purposes of the covenant described under "--Certain Covenants-- Limitation on Sales of Assets and Subsidiary Stock" only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments" or a Permitted Investment and (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under "--Certain Covenants--Merger and Consolidation";

  (C) a disposition of assets if Additional Assets were acquired within one year prior to such disposition for the purpose of replacing the assets disposed of; and

  (D) a disposition of assets with a fair market value of less than $10,000,000.

   "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of "Capital Lease Obligation".

   "Attributed to the U. S. Steel Group" means attributed to the U. S. Steel Group in accordance with the Management and Accounting Policies.

   "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

  (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

  (2) the sum of all such payments.

   "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

   "Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in New York City are authorized or required by law to close.

   "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under "--Certain Covenants--Limitations on Liens", a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

   "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including, without limitation, membership interests in limited liability companies and any Preferred Stock, but excluding any debt securities convertible into such equity.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial results are publicly available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

  (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

  (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

  (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

  (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

  (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or
      (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. For purposes of this definition, any assets, properties, Indebtedness or other liabilities or obligations that are Attributed to the U.
S. Steel Group prior to the Separation are deemed to be assets, properties, Indebtedness, liabilities or obligations of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

   "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries (prior to the Separation, as Attributed to the U. S. Steel Group) plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

  (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

  (2) amortization of debt discount and debt issuance cost;

  (3) capitalized interest;

  (4) non-cash interest expenses;

  (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

  (6) net payments pursuant to Hedging Obligations in respect of Indebtedness;

  (7) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the issuer of such Preferred Stock);

  (8) interest incurred in connection with Investments in discontinued operations;

  (9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

  (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust;

in each case for such period and, prior to Separation, as such amounts are Attributed to the U.S. Steel Group.

   "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Restricted Subsidiaries determined in accordance of GAAP (prior to the Separation, as Attributed to U. S. Steel Group); provided, however, that there shall not be included in such Consolidated Net
Income:

  (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

    (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

    (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

  (2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

  (3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

    (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

    (B) the Company's equity in a net loss of any such Restricted
        Subsidiary for such period shall be included in determining such Consolidated Net Income;

  (4) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

  (5) extraordinary gains or losses; and

  (6) the cumulative effect of a change in accounting principles in each case for such period and, prior to Separation, as such amounts are Attributed to the U.S. Steel Group. Notwithstanding the foregoing, for the purposes of the covenant described under "--Certain Covenants-- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

   "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries (or, prior to the Separation, of the U. S. Steel Group), determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

  (1) the par or stated value of all outstanding Capital Stock of the Company plus

  (2) paid-in capital or capital surplus relating to such Capital Stock plus

  (3) any retained earnings or earned surplus (or, prior to the Separation, the amount shown as "USX's net investment" instead of the sum of clauses (1), (2) and (3))

less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

   "Credit Facility" means any senior credit facility to be entered into by and among one or more of the Company and certain of its Foreign Restricted Subsidiaries and the lenders referred to therein, together with the related documents thereto (including the revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Facility or a successor Credit Facility, whether by the same or any other lender or group of lenders.

   "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

   "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

   "Directors" means the persons who are members of the Board of Directors of the Company.

   "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

  (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

  (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

  (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of any series of Notes then outstanding; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of any series of Notes then outstanding shall not constitute Disqualified Stock if:

  (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under "-- Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and "--Certain Covenants--Change of Control"; and

  (2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

   "EBITDA" for any period means the sum of Consolidated Net Income (but without giving effect to any gains or losses from Asset Dispositions), minus noncash net pension credits to the extent included in calculating such Consolidated Net Income and plus the following to the extent deducted in calculating such Consolidated Net Income:

  (1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

  (2) Consolidated Interest Expense;

  (3) depreciation, depletion and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

  (4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); and

  (5) net periodic benefit cost recorded for postretirement benefits other than pensions, to the extent such cost exceeds (x) payments made by the Company for such benefits that are not reimbursed by plan assets and
      (y) any funding by the Company to the VEBA trust.

in each case for such period and, prior to the Separation, as such amounts are Attributed to the U. S. Steel Group. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Exchange Notes" means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount at maturity equal to, the Notes, in compliance with the terms of the registration rights agreement.

   "Excluded Real Property Sales" means sales of real property by installment either: (a) in the ordinary course of the business of the Company or a Restricted Subsidiary or (b) of real property that has not been used by the Company or a Restricted Subsidiary in the production of steel or steel products at any time within 90 days prior to the date of sale.

   "Financial Matters Agreement" means the financial matters agreement dated December 31, 2001 between Marathon and the Company entered into in connection with the Separation.

   "Financing Entity" means any Wholly Owned Subsidiary formed for the purpose of effecting a receivables or inventory financing program so long as such entity has no obligations that are either Guaranteed by, or recourse to, any other Restricted Subsidiary.

   "Foreign Restricted Subsidiary" means any Restricted Subsidiary of the Company that is organized in a jurisdiction outside the United States of America.

   "GAAP" means generally accepted accounting principles in the United States of America as in effect as of July 27, 2001, including those set forth in:

  (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

  (2) statements and pronouncements of the Financial Accounting Standards
      Board;

  (3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

  (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

   "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) but shall not include take-or-pay arrangement or other agreements to purchase goods or services that are not entered into for the purpose of purchasing or paying such Indebtedness of such Person; or

  (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

   "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

   "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

   "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "--Certain Covenants--Limitation on Indebtedness," (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security and (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same clause and with the same terms will not be deemed to be the Incurrence of Indebtedness. For purposes of this definition, the Company (i) shall be deemed to Incur any Indebtedness of other Persons of the type referred to in clause
(6) of the definition of "Indebtedness" at such time it becomes responsible or liable, directly or indirectly, for its payment pursuant to the terms of the Financial Matters Agreement and (ii) shall not be deemed to Incur any Indebtedness for which it is indemnified by Marathon pursuant to the terms of the Financial Matters Agreement at the time that such Indebtedness is deemed to become Indebtedness of the Company as a result of Marathon no longer having an Investment Grade Rating from both Rating Agencies.

   "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

  (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

  (3) all Purchase Money Indebtedness of such Person;

  (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

  (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

  (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee or pursuant to the terms of the Financial Matters Agreement;

  (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

  (8) to the extent not otherwise included in this definition, any financing of accounts receivable or inventory of such Person; and

  (9) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

   Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter (or, in the case of the acquisition of USSK, when due).

   Notwithstanding the foregoing, the term "Indebtedness" will exclude (x) any indebtedness for which Marathon indemnifies the Company pursuant to the terms of the Financial Matters Agreement, so long as such indebtedness (i) has not been Refinanced and (ii) Marathon has an Investment Grade Rating from both of the Rating Agencies and (y) Industrial Revenue Bond Obligations to the extent the Company (i) has delivered to the holders of such obligations an irrevocable notice of redemption or directed delivery of such a notice and (ii) has set aside cash or U.S. Government Obligations, pursuant to a defeasance mechanism or otherwise, sufficient to redeem such obligations.

   The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

   "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

   "Industrial Revenue Bond Obligations" means an obligation to a state or local government unit that secures the payment of bonds issued by a state or local government unit or any obligation under the Financial Matters Agreement relating to Industrial Revenue Bond Obligations or any Indebtedness incurred to Refinance, in whole or in part, such obligations.

   "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

   "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value. Prior to the Separation, any Investment made by another Person that is Attributed to the U.S. Steel Group shall be deemed to be made by the Company.

   For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "--Certain Covenants-- Limitation on Restricted Payments":

  (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

  (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

   "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor's Ratings Services.

   "Lenders" has the meaning specified in the Credit Agreement.

   "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

   "Like-Kind Exchange" means the disposition of property in exchange for similar property or for cash proceeds where the proceeds are deposited in a trust and employed to acquire similar property in a transaction qualifying as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986 (or any successor provision).

   "Management and Allocation Policies" means the policies and procedures adopted by the board of directors of Marathon or otherwise used by Marathon for the purpose of preparing financial statements of the U.S. Steel Group.

   "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

  (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

  (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

  (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

  (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

   "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

   "Obligations" means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

   "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

  (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

  (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

  (3)  cash and Temporary Cash Investments;

  (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

  (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

  (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

  (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock";

  (9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; and

  (10) loans or advances to USS/POSCO Industries for repairs of damages and business interruption caused by the fire that occurred on May 31, 2001 in an amount not to exceed $25 million; provided that to the extent such amounts are not repaid with the proceeds of insurance on or before June 30, 2003, such amounts will be included as a Restricted Payment in the calculation of Restricted Payments; and

  (11) so long as no Default has occurred and is continuing, an Unrestricted Subsidiary the assets of which shall primarily be located outside the United States of America, which Investment is made on or prior to December 31, 2003 and does not exceed $50 million; provided that such Unrestricted Subsidiary shall be treated as a Restricted Subsidiary as of the first date the Board of Directors would be permitted to designate it as such under the definition of "Unrestricted Subsidiary".

   "Permitted Liens" means, with respect to any Person:

  (1) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

  (2) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to DTC;

  (3) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

  (4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

  (5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (6) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

  (7) Liens existing on July 27, 2001;

  (8) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

  (9) Liens on the inventory or accounts receivable of the Company or any Restricted Subsidiary securing Indebtedness permitted under the provisions described in clause (b)(1) under "--Certain Covenants-- Limitation on Indebtedness";

  (10) Liens securing industrial revenue or pollution control bonds issued pursuant to agreements with the Company, or prior to Separation, by USX Corporation (now named Marathon Oil Corporation); provided, however, that such Liens relate solely to the project being financed and are removed within 90 days following completion of the project being financed;

  (11) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

  (12) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person;

  (13) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

  (14) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9) or (10); provided, however, that:

    (A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

    (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

  (15) Liens on assets subject to a Sale/Leaseback Transaction securing Attributable Debt permitted to be Incurred pursuant to the covenant described under "Certain Covenants--Limitation on Indebtedness."

Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clauses (6), (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "--Certain Covenants--Limitation on Sale of Assets and Subsidiary Stock".

   "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

   "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

   "Principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

   "Prospectus" means the prospectus of the Company relating to the Exchange Offer and the Notes.

   "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

   "Purchase Money Indebtedness" means Indebtedness Incurred or assumed as the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property).

   "Rating Agency" means Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc. or if Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both, as the case may be.

   "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

   "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on July 27, 2001 or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

  (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

  (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

  (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

   "Related Business" means any business in which the Company was engaged on July 27, 2001 and any business related, ancillary or complementary to any business of the Company in which the Company was engaged on July 27, 2001.

   "Representative" means with respect to a Person any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

   "Restricted Payment" with respect to any Person means:

  (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

  (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

  (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

  (4) the making of any Investment (other than a Permitted Investment) in any Person;

provided, however, that prior to the Separation (x) any reduction of Indebtedness that is Attributed to the U. S. Steel Group shall be deemed not to be a Restricted Payment, (y) Capital Stock or Subordinated Obligations of the Company shall be deemed to include Capital Stock or Subordinated Obligations of any Person that is Attributed to the U. S. Steel Group (including Steel Stock, but excluding any Preferred Stock or Subordinated Obligations of other Persons outstanding as of July 27, 2001) and the Company shall be deemed to make any Restricted Payment made in respect of such Capital Stock or Subordinated Obligations; provided further, however, that any purchase or other acquisition for value of common stock of the Company with (x) funds provided by the participants of the Company's dividend reinvestment plan or (y) cash dividends permitted to be paid under the covenant "--Limitation on Restricted Payments" pursuant to the Company's dividend reinvestment plan shall not, in either case, be a "Restricted Payment."

   "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

   "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on July 27, 2001 or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

   "SEC" means the Securities and Exchange Commission.

   "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

   "Senior Indebtedness" means with respect to any Person:

  (1) Indebtedness of such Person (including, prior to the Separation, any Indebtedness to the extent it is Attributed to the U. S. Steel Group), whether outstanding on July 27, 2001 or thereafter Incurred; and

  (2) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (in each case including, prior to Separation, any such Indebtedness to the extent it is Attributed to the U. S. Steel Group)

unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the

Notes or the Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

  (1)  any obligation of such Person to any Subsidiary;

  (2) any liability for Federal, state, local or other taxes owed or owing by such Person;

  (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

  (4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person; or

  (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

   "Separation" means the separation of the Company from Marathon that occured on the Separation Date.

   "Separation Date" means December 31, 2001.

   "Separation Documents" means the Plan of Reorganization, the Financial Matters Agreement and the Tax Sharing Agreement.

   "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

   "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

   "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on July 27, 2001 or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

   "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

  (1) such Person;

  (2) such Person and one or more Subsidiaries of such Person; or

  (3) one or more Subsidiaries of such Person;

provided that, prior to the Separation, any Subsidiary of another Person that is Attributed to the U. S. Steel Group shall be deemed a Subsidiary of the Company, and any Voting Stock of that Subsidiary owned by such Person shall be deemed to be owned by the Company.

   "Tax Sharing Agreement" means the tax sharing agreement dated December 31, 2001 between Marathon and the Company its connection with the Separation.

   "Temporary Cash Investments" means any of the following:

  (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

  (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

  (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause
      (2) above;

  (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Services;

  (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Services or "A" by Moody's Investors Service, Inc.;

  (6) overnight investments with banks rated "B" or better by Fitch, Inc.;

  (7) in the case of a Foreign Restricted Subsidiary, investments of the type and maturity described in clauses (1) through (6) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; and

  (8) deposits in Slovak financial institutions that do not at any time exceed $5 million in the aggregate.

   "Tubular Business" means the assets and liabilities of the Company or any of its Subsidiaries primarily related to its tubular products business.

   "Unrestricted Subsidiary" means:

  (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

  (2) any Subsidiary of an Unrestricted Subsidiary.

   The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "--Certain Covenants--Limitation on Restricted Payments".

   The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

   "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

   Except as described under "--Certain Covenants--Limitation on Indebtedness", whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

   "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

   "U.S. Steel Group" means the United States Steel Group of Marathon, as defined in the Restated Certificate of Incorporation of Marathon as in effect prior to Separation.

   "Value Transfer" means the $900 million value transfer in the form of additional net debt and other financings, retained by Marathon in connection with the Separation that, prior to Separation, was atrributed to the U.S. Steel Group.

   "Voting Power" as applied to the stock of any Person means the total voting power represented by all outstanding Voting Stock of such corporation.

   "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

   "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

                        MATERIAL TAX CONSIDERATIONS


   In this section, we summarize the material U.S. federal income tax consequences of the exchange of Exchange Notes for Outstanding Notes pursuant to the Exchange Offers set forth in this prospectus (the "Exchange"). This summary is based on (1) the Internal Revenue Code of 1986 (the "Code"), as amended, (2) income tax regulations (proposed and final) issued under the Code, and (3) associated administrative and judicial interpretations, all as they currently exist as of the date of this prospectus. These income tax laws and regulations, however, may change at any time, and any change could be retroactive to the date of the Exchange described herein.


   This summary applies to all persons who acquired their Outstanding Notes from us pursuant to the offerings in July and September 2001 and who hold the Outstanding Notes as capital assets (as defined in section 1221 of the Code). It does not address the tax consequences to taxpayers who are subject to special rules (such as dealers in securities or currencies, financial institutions, tax-exempt organizations, and insurance companies), taxpayers with a functional currency other than the U.S. dollar, taxpayers who hold Outstanding Notes as position in a straddle, as part of a synthetic security or hedge, as part of a conversion transaction or other integrated investment, or as other than a capital asset. If a partnership holds the Outstanding Notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Holders of the Outstanding Notes should consult their own tax advisors regarding the particular federal, state, local, and foreign tax consequences to them of the Exchange and the effect of possible changes in federal and other tax laws that may affect the tax consequences described herein.


   The Exchange will not be treated as a taxable exchange. Accordingly, holders who exchange their Outstanding Notes for Exchange Notes will not recognize income, gain, or loss for U.S. federal income tax purposes. The holding period of an Exchange Note will include the holding period of the Outstanding Note immediately before the Exchange. The adjusted tax basis of an Exchange Note immediately after the exchange will be the same as the adjusted tax basis of the Outstanding Note surrendered in the Exchange.

   If any Exchange Notes are redeemed before the August 1, 2008 due date, a holder of the redeemed Notes will generally recognize gain or loss in an amount equal to the difference between the amount realized from the redemption of the Notes (not including any amounts attributable to accrued interest or market discount) and the holder's adjusted tax basis in the Notes. A holder's adjusted tax basis in the Exchange Notes will be equal to the initial purchase price the holder paid for the Outstanding Notes exchanged for the Exchange Notes (1) increased by any amount of market discount recognized by the holder and (2) decreased by any amount of bond premium previously amortized by the holder or amounts received as accrued interest treated as return of capital.


   Gain or loss recognized by a U.S. holder on the redemption of the Notes will generally be treated as long term capital gain if the Notes were held for more than one year before the redemption. The deductibility of capital losses is subject to limitations. A non-U.S. holder will not be subject to federal income tax on any gain on the redemption of the Notes unless one of the following applies:


  . The gain is connected with a trade or business that the non-U.S. holder conducts in the United States.


  . The non-U.S. holder is an individual, is present in the U.S. for at least 183 days during the year in which the Notes are redeemed and certain other conditions are satisfied.


  . The gain represents accrued interest or market discount, in which case the rules for interest would apply.


   The term "U.S. holder" means a person who is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision, (iii) an estate, if United States federal income taxation is applicable to the income of such estate regardless of its source, or (iv) a trust if (A) a U.S. court is able to exercise primary supervision over the trust's administration and (B) one or more United States persons have the authority to control all of the trust's substantial decisions. The term "non-U.S. holder" means a holder that is not a U.S. holder.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives Exchange Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

   We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the Expiration Date we will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                           VALIDITY OF EXCHANGE NOTES

   The validity of the issuance of the Exchange Notes will be passed upon for USS by D. D. Sandman, Esq., Vice Chairman, Chief Legal Officer and Administrative Officer of USS or by R. M. Stanton, Esq., Assistant General Counsel--Corporate and Assistant Secretary of USS. Messrs. Sandman and Stanton, in their respective capacities as set forth above, are paid salaries by USS, participate in various employee benefit plans offered by USS and own common stock of USS.

                                    EXPERTS

   The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of United States Steel Corporation for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Article V of the Corporation's By-Laws provides that the Corporation shall indemnify to the fullest extent permitted by law any person who is made or is threatened to be made a party or is involved in any action, suit, or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

   The Corporation is empowered by Section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was an officer, employee, agent or director of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Corporation may indemnify any such person against expenses (including attorneys' fees) in an action by or in the right of the Corporation under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the Corporation. To the extent a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the Corporation must indemnify him against the expenses that he actually and reasonably incurred in connection therewith.

   Policies of insurance are maintained by the Corporation under which directors and officers of the Corporation are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

   The Corporation's Certificate of Incorporation provides that no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except
(i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 21. Exhibits and Financial Statement Schedules.

   See Exhibit Index.

Item 22. Undertakings.


   (a) USS hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of USS' annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of USS pursuant to the foregoing provisions, or otherwise, USS has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by USS of expenses incurred or paid by a director, officer or controlling person of USS in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, USS will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   (c) USS hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b) or 11 of this form within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (d) USS hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (e) USS hereby undertakes:

  (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on June 20, 2002.


                                          United States Steel Corporation
                                          (Registrant)

                                                 /s/ Gretchen R. Haggerty
                                          By: _________________________________
                                             Senior Vice President & Treasurer

Pittsburgh, Pennsylvania

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 20, 2002.



                 Signature                                     Title
                 ---------                                     -----

                     *                          Chairman Board of Directors, Chief
___________________________________________  Executive Officer, President and Director
              Thomas J. Usher                       (Principal Executive Officer)

                     *                       Vice Chairman and Chief Operating Officer
___________________________________________                 and Director
              Roy G. Dorrance

                     *                            Vice Chairman and Chief Legal &
___________________________________________     Administrative Officer and Director
              Dan D. Sandman

                     *                        Vice Chairman & Chief Financial Officer
___________________________________________                 and Director
             John P. Surma Jr.

       /s/ Gretchen R. Haggerty                      Senior Vice President & Treasurer
___________________________________________
           Gretchen R. Haggerty

         /s/ Larry G. Schultz                       Vice President & Controller
___________________________________________        (Principal Accounting Officer)
             Larry G. Schultz

                     *                                       Director
___________________________________________
              J. Gary Cooper

                     *                                       Director
___________________________________________
             Robert J. Darnall

                     *                                       Director
___________________________________________
            Shirley Ann Jackson

                     *                                       Director
___________________________________________
              Charles R. Lee

                 Signature                                     Title
                 ---------                                     -----

                     *                                       Director
___________________________________________
               Paul E. Lego

                     *                                       Director
___________________________________________
           John F. McGillicuddy

                     *                                       Director
___________________________________________
             Seth E. Schofield

                     *                                       Director
___________________________________________
               John W. Snow

                     *                                       Director
___________________________________________
            Douglas C. Yearley

     /s/ Gretchen R. Haggerty
* By: _______________________________
           Attorney in Fact

                                 EXHIBIT INDEX


 Exhibit
 Number
 -------
  **3.1  Certificate of Incorporation of USS dated December 31, 2001, as currently in effect. (Incorporated by reference to Exhibit 3(a) to
         USS' Report on Form 10-K dated for the year ended December 31, 2001.)
  **3.2  By-laws of USS dated December 31, 2001, as currently in effect.
         (Incorporated by reference to Exhibit 99.2 to USS' Report on Form 8-K dated December 31, 2001.)
  **4.1  Indenture dated July 27, 2001, as amended.
  **4.2  Form of Exchange Agent Agreement.
  **4.3  Registration Rights Agreement dated July 27, 2001.
  **4.4  Registration Rights Agreement dated September 11, 2001.
   *5    Opinion and consent of R.M. Stanton, Esq.
 **10    Material Contracts. (Incorporated by reference to Exhibits 10(a),
         10(b), 10(c), 10(d), 10(e), 10(f), 10(g), 10(h), 10(i), 10(j), 10(k),
         10(l), 10(m), 10(n) and 10(o) inclusive to USS' Report on
         Form 10-K for the year ended December 31, 2001.)
 **12    Computation of Ratio of Earnings to Fixed Charges. (Incorporated by
         reference to Exhibit 12.2 to USS' Report on Form 10-K for the year ended December 31, 2001.)
 **21    Subsidiaries of Registrant. (Incorporated by reference to Exhibit 21 to USS' Report on Form 10-K dated for the year ended December 31,
         2001.)
  *23.1  Consent of PricewaterhouseCoopers LLP.
  *23.2  Consent of R.M. Stanton, Esq. (Included in Exhibit 5.)
 **24    Powers of Attorney.
 **25    Statement of eligibility of Trustee.
 **99.1  Form of Letter of Transmittal.
 **99.2  Form of Notice of Guaranteed Delivery.

---------------------
 * Filed herewith
** Previously filed